UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Mariner Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
ACTION TO BE TAKEN AT ANNUAL MEETING
QUORUM AND VOTING
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
CORPORATE GOVERNANCE
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
TRANSACTIONS WITH RELATED PERSONS
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION

MARINER ENERGY, INC.
One BriarLake Plaza
2000 West Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
(713) 954-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 5, 2010

To the Stockholders of Mariner Energy, Inc.

The annual meeting of holders of common stock of Mariner Energy, Inc. will be held on Wednesday, May 5, 2010 at 10:30 a.m., Central Time, at One BriarLake Plaza, 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042, for the following purposes:

•	to elect three directors to serve until the annual meeting of stockholders in 2013,

•	to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2010, and

•	to transact any other business that may properly come before the annual meeting.

The board of directors of Mariner has determined that owners of record of Mariner’s common stock at the close of business on March 15, 2010 are entitled to notice of, and have the right to vote at, the annual meeting and any reconvened meeting following any adjournment or postponement of the meeting.

By Order of the Board of Directors
of Mariner Energy, Inc.
Teresa G. Bushman,
Senior Vice President, General Counsel,
and Secretary

Houston, Texas
March 29, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 5, 2010. The proxy statement and annual report to stockholders are available at http://www.proxydocs.com/me.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the meeting in person, please promptly vote by proxy. You can so vote via the Internet or telephone by following the instructions on your enclosed proxy card. You also can sign, date and return the proxy in the enclosed envelope. If you do attend the meeting, you may withdraw your proxy and vote in person.

Due to a change in New York Stock Exchange rules, we note that, unlike at previous annual meetings, your broker cannot vote your shares in the election of directors unless you provide directions to your broker.

If your shares are held of record in your name and/or the name of one or more brokers, banks or other fiduciaries, you may receive multiple proxies and must act on each for 100% of your shares to be voted.

MARINER ENERGY, INC.
One BriarLake Plaza
2000 West Sam Houston Parkway South, Suite 2000
Houston, Texas 77042
(713) 954-5500

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 5, 2010

This proxy statement is furnished to stockholders of Mariner Energy, Inc. Our board of directors is soliciting proxies for use at our annual meeting of stockholders to be held Wednesday, May 5, 2010, at 10:30 a.m. Central Time, and any reconvened meeting following any adjournment or postponement of the meeting. The annual meeting will be held at Mariner’s headquarters at the address above.

We are first sending to stockholders this proxy statement, and accompanying proxy card and Notice of Annual Meeting of Stockholders on or about April 1, 2010.

ACTION TO BE TAKEN AT ANNUAL MEETING

When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. Unless you otherwise specify in your proxy, your proxy will be voted:

(1) FOR the election as directors the nominees listed under “Election of Directors,”

(2) FOR the ratification of the selection of Deloitte & Touche LLP as Mariner’s independent auditors for the fiscal year ending December 31, 2010,

(3) at the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the annual meeting. Our board of directors is not currently aware of any such other matter or business. If other matters are properly brought before the meeting or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their judgment.

QUORUM AND VOTING

Quorum

A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. Shares that are not voted will not count for purposes of calculating a quorum. Abstentions and broker “non-votes” count as present for establishing a quorum. A broker “non-vote” occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. We expect that, in the event that a quorum is not present at the meeting, the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

You are a stockholder of record if your shares of our common stock are held in your name on the records of our stock transfer agent and registrar, The Continental Stock Transfer & Trust Company. Only stockholders of record of our common stock at the close of business on March 15, 2010, the record date for this annual meeting, are entitled to receive notice of, and have the right to vote at, the annual meeting and any reconvened meeting following any adjournment or postponement of the meeting. On the record date, 101,780,353 shares of our common stock were issued and outstanding and entitled to vote at the meeting.

Stockholders of record of our common stock on the record date are each entitled to one vote per share on the proposals. With respect to proposals to be voted upon at the annual meeting:

•	Director nominees receiving a plurality of all votes cast will be elected to our board of directors. Brokers do not have discretion to vote for directors.

•	Ratification of the selection of our independent auditors requires the affirmative vote of the holders of a majority of shares of our common stock present in person or by proxy at a meeting at which a quorum is present. Brokers have discretion to vote on this matter. Abstentions have the same effect as a negative vote on this matter.

•	Except as otherwise provided by law, our Second Amended and Restated Certificate of Incorporation, as amended, or our Fourth Amended and Restated Bylaws, all other matters other than the election of directors are decided by the affirmative vote of the holders of a majority of shares of our common stock present in person or by proxy at a meeting at which a quorum is present.

Voting

Stockholders of record may effect voting of their stock by any of the following methods:

•	submit a proxy via the Internet or telephone by following the instructions provided on your enclosed proxy card, which simplifies the voting process and reduces Mariner’s costs;

•	complete the enclosed proxy card, and sign, date and either mail it in the enclosed postage pre-paid envelope or send both sides by facsimile to:

The Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Facsimile (212) 509-5152; or

•	attend the meeting and vote in person.

If your shares are held of record in the name of a broker, bank or other fiduciary, only the broker, bank or other fiduciary may vote your shares by proxy or in person at the meeting. Your broker can so vote if you have provided directions to your broker or if under applicable laws and rules, your broker has discretion to vote on a particular matter. If your broker does not have such discretion, your shares will not be voted unless you instruct the broker how to vote your shares or obtain a proxy from the broker to vote at the meeting.

Due to a change in the rules of the New York Stock Exchange, we note that, unlike at previous annual meetings, your broker will not have discretion to vote your shares in the election of directors unless you provide directions to your broker. Brokers currently have discretion to vote in the ratification of the selection of our independent auditors. A broker therefore can vote those of your shares held in its name on that matter in its discretion unless you instruct the broker how to vote your shares or obtain a proxy from the broker to vote at the meeting.

If your shares are held of record in the name of a bank or other non-broker fiduciary, only the bank or other fiduciary may vote your shares by proxy or in person at the meeting. A bank or other non-broker fiduciary may not have discretion to vote your shares on any meeting matter. In this case, your shares will not be voted unless you instruct the fiduciary how to vote your shares or obtain a proxy from the fiduciary to vote at the meeting.

You may receive multiple sets of proxy materials for this meeting if some of your shares are held of record in your name and some of your shares are held of record in the name of a broker, bank or other fiduciary, or if your shares are held of record by more than one broker or fiduciary. In these instances, you must act on each proxy in order for 100% of your shares to be voted.

You may revoke your proxy at any time before your proxy is voted. To revoke your proxy, you can deliver a later dated proxy using any of the methods listed above, or you can deliver written notice of revocation to The Continental Stock Transfer & Trust Company at the above address. You also can attend the meeting, withdraw your proxy and vote your shares personally. Your attendance at the meeting will not constitute automatic revocation of your proxy. If your shares are held in the name of a broker, bank or other fiduciary and you have directed the record holder to vote your shares, you should instruct the record holder to change your vote or obtain a proxy from the broker, bank or other fiduciary to do so yourself.

Internet and telephone voting will close at 7:00 p.m. Eastern time on the day before the meeting. Thereafter, voting (including revocations of proxies) can be made by mail or facsimile received before the meeting, or in person at the meeting.

Proxies received at or before the meeting will be counted in the vote on the approval of the proposals.

Proxy Solicitation

We will bear the entire cost of soliciting proxies from stockholders. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies from stockholders by telephone, e-mail, facsimile or in person. We also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

We have retained Morrow & Co., LLC to provide advice and to aid in the solicitation of proxies from our stockholders. We will pay Morrow a fee of $6,000, plus $5.00 per stockholder contact, as compensation for its services, and reimburse Morrow for its related out-of-pocket expenses.

ELECTION OF DIRECTORS

The board of directors of Mariner currently is composed of seven directors. The following table sets forth the names and ages (as of March 15, 2010) of the individuals who are the directors of Mariner whose term of office is expected to continue after this annual meeting, including directors standing for reelection. All directors are elected for terms in accordance with their class, as described below. There are no family relationships among any of our directors or executive officers.

Director Nominees	Age	Class	Term Expires	Director Since

Alan R. Crain, Jr.	58	II	2010	April 2006
John F. Greene	69	II	2010	August 2005
Laura A. Sugg	49	II	2010	November 2009
Directors
Jonathan Ginns	45	III	2011	March 2004
Scott D. Josey	52	III	2011	August 2001
Bernard Aronson	63	I	2012	March 2004
H. Clayton Peterson	64	I	2012	March 2006

Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders elect a portion of our board of directors each year. Class II directors’ terms expire at this annual meeting of stockholders, and Class III and Class I directors’ terms expire at the annual stockholders meeting to be held in 2011 and 2012, respectively. At each annual meeting of stockholders, the successors to the class of directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following election.

Our bylaws provide that the authorized number of directors to constitute the whole board of directors may be changed by resolution duly adopted by the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. On November 4, 2009, our directors increased the board to seven and elected Ms. Sugg as a

Class II director to fill the vacancy. Pursuant to provisions in our certificate of incorporation regarding vacancies on the board of directors, Ms. Sugg must stand for reelection at this annual stockholders meeting.

Directors

Information about our directors is set forth below, followed by a discussion of why our board of directors concluded that these persons should serve on the board. Additional information regarding the consideration of directors is discussed below under “Corporate Governance — Director Nominating Process.” Information about board governance and risk oversight also is included in “Corporate Governance” under “Board Governance, Non-Management Director Meetings and Presiding Independent Director,” “Board Committees” and “Risk Oversight.”

Nominees for Election as a Class II Director to Serve until the Annual Meeting in 2013:

Our board of directors recommends a vote FOR the election of these nominees.

Alan R. Crain, Jr. — Mr. Crain has been a director since April 2006. He is Senior Vice President and General Counsel of Baker Hughes Incorporated and has served in that capacity since October 2000. He was Executive Vice President, General Counsel and Secretary of Crown, Cork & Seal Company, Inc. from 1999 to 2000. He was Vice President and General Counsel from 1996 to 1999, and Assistant General Counsel from 1988 to 1996, of Union Texas Petroleum Holdings, Inc. Mr. Crain earned Juris Doctor and Master of Business Administration degrees from Syracuse University, in addition to Master and Bachelor of Science degrees in Management Engineering from Rensselaer Polytechnic Institute.

John F. Greene — Mr. Greene has been a director since August 2005. He served as Executive Vice President of Worldwide Exploration, Production and Natural Gas Marketing and as a corporate director at Louisiana Land & Exploration Company before his retirement in 1995. Prior to joining Louisiana Land & Exploration Company, Mr. Greene was the President and Chief Operating Officer of Milestone Petroleum, Inc. (later known as Burlington Resources, Inc.) from 1981 to 1985. Mr. Greene served as a director and member of the compensation committee of Basin Exploration, Inc. from 1996 through 2001. Mr. Greene is a geologist who began his industry career with Conoco in 1970 after serving in the United States Navy from 1963 until 1968. He is a partner and director of the Shoreline Companies and a partner, director and Chairman of Leaf River Resource Corporation, each of which are oil and gas producers. Mr. Greene earned a Masters of Science in Geology and Bachelors of Science in Zoology from the University of Michigan.

Laura A. Sugg — Ms. Sugg has been a director since November 2009. She is a retired energy sector executive experienced in natural gas and oil, liquefied natural gas, coal bed methane, and human resources. She served the ConocoPhillips companies for more than 20 years until her retirement in February 2007, most recently as President, Australasia Division from July 2005 to February 2007, responsible for the onshore and offshore exploration and production businesses for Australia and East Timor. From October 2003 to July 2005, she was General Manager E&P Human Resources, managing human resources for 10,000 employees in 16 countries and executive succession planning. From September 2002 to October 2003, she was General Manager Midstream, responsible for the natural gas gathering, processing and fractionation business in the United States, Canada and Trinidad. Ms. Sugg began her career with Sohio Petroleum in 1983 and joined Phillips Petroleum in 1986, serving in various engineering, planning, finance and business development capacities culminating in Vice President Worldwide Gas from August 2000 until Phillips merged with Conoco in August 2002. She also led merger integration teams during 2002. She was a director of Huber Energy LLC, a privately-held oil and gas company, from August 2008 to March 2010, and served as the board’s reserves audit and compensation lead director. Ms. Sugg earned a Bachelor of Science in Chemical Engineering from Oklahoma State University.

Class III Directors who Serve until the Annual Meeting in 2011:

Jonathan Ginns — Mr. Ginns has been a director since March 2004. He is a founding partner of ACON Investments, L.L.C., a Washington, D.C. based private equity investment firm formed in 1996. Mr. Ginns serves on the board of directors and audit committee of the The Optimal Group, which is publicly traded, and

Signal International, LLC, Milagro Exploration, LLC and Chroma Oil & Gas, LP. He earned a Master of Business Administration from Harvard Business School and a Bachelor of Arts from Brandeis University.

Scott D. Josey — Mr. Josey has served as Chairman of the Board since August 2001. He was appointed Chief Executive Officer of Mariner in October 2002 and President in February 2005. From 2000 to 2002, he served as Vice President of Enron North America Corp. and co-managed its Energy Capital Resources group. From 1995 to 2000, Mr. Josey provided investment banking services to the oil and gas industry and portfolio management services to institutional investors as a co-founder of Sagestone Capital Partners. From 1993 to 1995, he was a Director with Enron Capital & Trade Resources Corp. in its energy investment group. From 1982 to 1993, he worked in all phases of drilling, production, pipeline, corporate planning and commercial activities at Texas Oil and Gas Corp. Mr. Josey is a member of the Society of Petroleum Engineers and the Independent Producers Association of America. He is a director of the Bellville Greater Hospital Foundation and The Association of Former Students of Texas A&M University. He earned a Master of Business Administration from The University of Texas, a Master of Science in Petroleum Engineering from The University of Houston and a Bachelor of Science in Mechanical Engineering from Texas A&M University.

Class I Directors who Serve until the Annual Meeting in 2012:

Bernard Aronson — Mr. Aronson has been a director since March 2004. He is a founding partner of ACON Investments, L.L.C., a Washington, D.C. based private equity investment firm. Prior to founding ACON Investments in 1996, Mr. Aronson was International Advisor to Goldman Sachs & Co. for Latin America from 1994 to 1996. From 1989 through 1993, Mr. Aronson served as Assistant Secretary of State for Inter-American Affairs. He is a member of the Council on Foreign Relations. Mr. Aronson serves on the boards of directors of Liz Claiborne, Inc. and Royal Caribbean International Inc., each of which is publicly traded, and Hyatt Hotels Corporation and Chroma Oil & Gas, LP. He earned a Bachelor of Arts from The University of Chicago.

H. Clayton Peterson — Mr. Peterson has been a director since March 2006. During his 33-year career with Arthur Andersen, he specialized in audits of oil and gas companies. Most recently, from January 2000 to September 2002, Mr. Peterson was Managing Partner of the Denver office of Arthur Andersen and Regional Managing Partner of the audit practices of Arthur Andersen in Tulsa, Oklahoma City and Dallas. Since September 2002, he has been a business consultant, including to the Estate of Kim Magness from August 2003 to August 2006. He has been a member of the board of directors of RE/MAX International, Inc. since May 2005 and is co-chair of its audit committee. Mr. Peterson earned a Bachelor of Science in Business and Accounting from Kansas State University.

Analysis of Directors in Light of Our Business:

We are a growth-oriented, independent oil and natural gas exploration, development and production company. In 2006 our total assets more than tripled, we became a reporting company under the Securities Exchange Act of 1934, and our common stock began trading on the New York Stock Exchange. Our estimated proved reserves have grown annually since then, increasing from 715.5 billion cubic feet of natural gas equivalent at December 31, 2006 to a milestone 1.087 trillion cubic feet of natural gas equivalent at December 31, 2009. We currently operate primarily in the Permian Basin, Gulf Coast, and Gulf of Mexico deepwater and shelf. We also are investigating a variety of shale and unconventional resource opportunities in the United States and Canada. Each of these areas involves distinctly different operational characteristics, some requiring sophisticated technologies, and each area has different financial, technical and operational requirements, risks and rewards. By maintaining a variety of investment opportunities ranging from high-risk, high-impact projects in the deepwater to relatively low-risk, repeatable projects onshore, we attempt to execute a balanced capital program and attain a more moderate company-wide risk profile while still affording our stockholders the significant potential upside of an active deepwater exploration company.

Our board of directors has considered the experience, qualifications, attributes and skills of its membership in light of our business and structure, and concluded that each of our directors should serve on the board. In particular, the board considered:

•	Mr. Josey’s executive leadership of Mariner’s evolution and growth over almost a decade, including his knowledge of our operations, prospects and financial condition; his management, financial and technical expertise; his 30 years of industry experience; and his involvement with energy-related professional organizations. His leadership and knowledge of issues affecting our business have been invaluable to the board of directors in overseeing Mariner’s business and affairs.

•	Mr. Aronson’s leadership in the private equity and public service sectors, experience in foreign affairs, and roles as a director of publicly-traded and private companies.

•	Mr. Crain’s experience as a legal executive with domestic and international oil and gas operating and service businesses onshore and offshore, as well as in corporate governance and Sarbanes-Oxley Act of 2002 compliance matters for publicly-traded companies.

•	Mr. Greene’s roles as an executive officer and director of several oil and gas companies during the past 30 years, his public-company board compensation committee experience, and his technical knowledge as an experienced geologist.

•	Mr. Ginns’ experience in co-founding a successful private-equity firm and as a director of publicly-traded and private companies, including oil and gas operating and service businesses onshore and offshore, and his public-company board audit committee service.

•	Mr. Peterson’s leadership positions with a major accounting firm and extensive experience with energy company audits and audit committees, and related risk management matters.

•	Ms. Sugg’s roles as an energy sector executive and director with more than 25 years of diverse domestic and international experience, including operations onshore and offshore, human resources, and business development and integration.

The board believes that in addition to their disciplinary diversity, demonstrated business acumen and sound judgment, and active engagement in the board’s oversight of our business and affairs, these directors have a reputation for honesty and integrity and adhere to high ethical standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of March 15, 2010 (except as otherwise indicated) with respect to the beneficial ownership of Mariner’s common stock by (i) 5% stockholders, (ii) directors, (iii) each of our executive officers named under the caption “Executive Compensation” below, and (iv) current executive officers and directors as a group. As used in the footnotes to the table, “Ownership Date” means March 15, 2010.

Unless otherwise indicated in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

		Percent of
Name of Beneficial Owner	Amount(1)	Class

5% Stockholders:
FMR LLC(2) 82 Devonshire Street, Boston, MA 02109	14,841,765	14.6%
BlackRock Inc.(2) 40 East 52nd Street, New York, NY 10022	6,111,534	6.0%
SKAGEN Funds (SKAGEN AS)(2) P.O. Box 160, N-4001, Stavanger, Norway	5,325,379	5.2%
Officers and Directors:
c/o Mariner Energy, Inc., One Briar Lake Plaza, Suite 2000, 2000 West Sam Houston Parkway South, Houston, Texas 77042
Scott D. Josey	1,210,710	1.2%
Jesus G. Melendrez	239,040	*
Dalton F. Polasek	512,592	*
Mike C. van den Bold	334,244	*
Judd A. Hansen	316,507	*
John H. Karnes(3)	78,120	*
Bernard Aronson	61,972	*
Alan R. Crain, Jr.	29,299	*
Jonathan Ginns	53,884	*
John F. Greene	38,609	*
H. Clayton Peterson	30,485	*
Laura A. Sugg	3,479	*
Current executive officers and directors as a group (20 persons)	3,636,592	3.6%

*	Less than 1%.

(1)	Includes unvested restricted stock granted to directors and certain executive officers under our Stock Incentive Plan. These shares may be voted, but not disposed of, before vesting. Also includes shares issuable upon exercise of options granted to certain officers under our Stock Incentive Plan that are exercisable within 60 days after the Ownership Date. If a person has the right to acquire beneficial ownership of shares by exercise of outstanding options within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of that date and are deemed to be outstanding solely for the purpose of determining the percentage of common stock that he or she owns. Those shares are not included in the computations for any other person. Information regarding options held by named executive officers and all current executive officers as a group is:

	Options	Options
	Exercisable	Unexercisable

Scott D. Josey	200,000	0
Jesus G. Melendrez	40,000	0
Dalton F. Polasek	102,000	0
Mike C. van den Bold	74,000	0
Judd A. Hansen	32,000	0
John H. Karnes	0	0
Current executive officers as a group (14 persons)	564,400	0

(2)	Based on the most recent Schedule 13D or 13G/A filed with the Securities and Exchange Commission by such holder.

(3)	As of October 21, 2009, the date Mr. Karnes departed Mariner.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2009.

Number of
Securities
	Number of			Remaining Available
	Securities to be			for Future Issuance
	Issued Upon		Weighted-Average	Under Equity
	Exercise of		Exercise Price of	Compensation Plans
	Outstanding		Outstanding	(Excluding
	Options, Warrants		Options, Warrants	Securities
	and Rights		and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders(1)	644,160	(2)	$13.88	7,070,824	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	644,160	(2)	$13.88	7,070,824	(3)

(1)	These plans consist of our Stock Incentive Plan, as amended or restated from time to time (“Stock Incentive Plan”) and options issued in connection with a March 2006 acquisition (“Rollover Options”).

(2)	Includes 612,805 shares of our common stock issuable upon exercise of options granted under our Stock Incentive Plan and 31,355 shares of our common stock issuable upon exercise of Rollover Options. Excludes 3,660,265 shares of our common stock issued and outstanding as restricted stock under the Stock Incentive Plan.

(3)	Shares of our common stock remaining available for issuance as restricted stock or options under our Stock Incentive Plan. An aggregate 12,500,000 shares of our common stock were authorized and reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan provides that shares of our common stock subject to forfeited or cancelled options, forfeited restricted stock and stock withheld for withholding taxes again become available for issuance as restricted stock or options under the Stock Incentive Plan.

Stock Incentive Plan

Our Stock Incentive Plan has been approved by our stockholders. The Stock Incentive Plan is intended to encourage our directors, officers and other employees to acquire or increase an equity interest in Mariner and to provide a means whereby they may develop a sense of proprietorship and personal involvement in our development and financial success. The Stock Incentive Plan also is designed to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability. Awards to participants under the Stock Incentive Plan may be made in the form of incentive stock options, non-qualified stock options or restricted stock. The compensation committee of our board of directors determines participants to whom awards are granted, the type or types of awards granted to a participant, the number of shares covered by each award, the purchase price, conditions and other terms of each award. Our chief executive officer may make recommendations to the committee regarding awards to other executives and employees.

A total of 12.5 million shares of our common stock are subject to the Stock Incentive Plan. No more than 5.7 million shares issuable upon exercise of options or as restricted stock can be issued to any individual. As of December 31, 2009, we had granted or agreed to grant to all non-employee directors and executive officers awards under the Stock Incentive Plan.

The compensation committee has intended that in any given year since our stockholders originally approved the Stock Incentive Plan on March 2, 2006, aggregate awards made under it to employees and directors not result in dilution to existing stockholders in excess of two percent, and that in any given rolling seven-year period, cumulative equity awards, less forfeitures, not result in dilution in excess of 10%. Aggregate annual grants under the Stock Incentive Plan in each of 2009, 2008, 2007 and 2006 constituted approximately 1.7%, 2.0%, 1.0% and 1.0%, respectively, of shares of our common stock outstanding as of December 31, 2009, 2008, 2007 and 2006, respectively. For the period beginning March 2, 2006 and ending December 31, 2009, cumulative awards under the Stock Incentive Plan, less forfeitures, resulted in dilution of 5.8%. Although there has not yet been a rolling-seven year history under the Stock Incentive Plan, awards from March 2, 2006 to December 31, 2009 are within original dilution limits. The compensation committee may over time reconsider and adjust these limits in light of the purposes of the Stock Incentive Plan and addition of employees as we continue to grow.

CORPORATE GOVERNANCE

Availability of Corporate Governance Materials

Our board of directors and committees of the board have adopted a number of committee charters and other materials relating to our corporate governance, many of which are discussed in this proxy statement. The following governance materials adopted by our board of directors or board committees are available free of charge on our website at www.mariner-energy.com:

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics

•	Policy for Reporting Complaints and Concerns about Accounting, Internal Accounting Controls or Auditing Matters

•	Related Party Transaction Approval Policy

•	Audit Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Compensation Committee Charter

•	Executive Committee Charter

These materials as well as our certificate of incorporation and bylaws, as each may be amended or restated from time to time, are available in print, free of charge, by contacting the corporate secretary at our principal executive offices at the address on the first page of this proxy statement.

Corporate Governance Guidelines

Our common stock is listed on the New York Stock Exchange (NYSE). Our board of directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. These guidelines provide a framework for our corporate governance initiatives and cover topics such as director qualifications and selection, board composition, director responsibilities, director compensation, board and committee self-evaluations, and management succession planning.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics such as conflicts of interest, confidentiality of information, fair dealing, protection of corporate opportunities, proper use of our assets, compliance with laws and regulations, and prompt reporting of illegal or unethical behavior.

Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions, or any other executive officer or director must be approved by the nominating and corporate governance committee of our board of directors, which is composed solely of directors who the board has determined are independent of management. Any waiver from, or substantive amendment to, our Code of Business Conduct and Ethics that applies to our directors or executive officers (including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions) either will be posted on our website at www.mariner-energy.com or filed with the Securities and Exchange Commission (SEC) on a Form 8-K, in each case, within four business days after any such waiver or amendment.

Independent Directors

The NYSE requires that a majority of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with Mariner, its external or internal auditors, or other companies that do business with us. To assist it in making determinations of independence, our board of directors has adopted categorical standards. A relationship a director has with Mariner falls within these categorical standards if it:

•	is a type of relationship addressed in item 404 of SEC Regulation S-K but under that item does not require disclosure or preclude a determination of independence;

•	is a type of relationship addressed in section 303A.02(b) of the NYSE Listed Company Manual but under that section does not require disclosure or preclude a determination of independence; or

•	consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

Our board of directors has affirmatively determined that six of our seven current directors have no other direct or indirect material relationships with Mariner and therefore are independent directors on the basis of the NYSE corporate governance standards and an analysis of all relevant facts and circumstances specific to each director. The independent directors are Bernard Aronson, Alan R. Crain, Jr., Jonathan Ginns, John F. Greene, H. Clayton Peterson and Laura A. Sugg. Except as disclosed below, none of the directors who our board has determined is independent has any other relationships with Mariner. Our board of directors has carefully reviewed each relationship discussed below and unanimously determined (with the affected director abstaining) that such relationship is not material.

Bernard Aronson and Jonathan Ginns.  During 2008, each of Messrs. Aronson and Ginns (through an entity controlled by him) made open market purchases of our 8% Senior Notes due May 15, 2017 (the “8% Notes”) which are described in more detail below under “Transactions with Related Persons —

8% Senior Notes due May 15, 2017.” Mr. Aronson purchased $335,000 and the entity controlled by Mr. Ginns purchased $365,000 in aggregate principal amount of the 8% Notes. Interest payable directly or indirectly to each director in respect of these 8% Notes is less than $30,000 a year.

Our board of directors has determined that the purchases and resulting Note ownership do not involve material relationships, and that Messrs. Aronson and Ginns remain independent. In making these determinations, the board considered that the purchases were made in the open market in arms-length transactions that did not involve Mariner or its management. The purchases resulted in ownership of 8% Notes amounting to substantially less than one percent of the aggregate principal amount of 8% Notes outstanding. Our obligations in respect of the 8% Notes are governed by an existing indenture entered into in April 2007 — long before the subject purchases — and administered for the noteholders by a third-party trustee. Since the amount of 8% Notes owned is less than one percent of the aggregate principal amount of 8% Notes outstanding, Messrs. Aronson and Ginns have immaterial and non-controlling voting power under the indenture.

Alan R. Crain, Jr.  Mr. Crain is an executive officer of Baker Hughes Incorporated. Mariner purchased products and services in the ordinary course of business from Baker Hughes in each of its last three fiscal years ended December 31, 2009, 2008 and 2007. Our board of directors has determined that this relationship is not material. In making this determination, the board considered that the annual amount paid by Mariner to Baker Hughes in each of those years was substantially less than one percent of the consolidated gross revenues reported by Baker Hughes for each of those years.

Board Governance, Non-Management Director Meetings and Presiding Independent Director

Our board structure facilitates board governance by directors who are independent of management.

As discussed above under “— Independent Directors,” a majority of our directors must be “independent directors” as defined in the NYSE corporate governance standards, and our board has determined that six of our seven directors are independent. Our Corporate Governance Guidelines require our non-management directors to meet separately from the other director in regularly scheduled executive sessions after each regularly scheduled board of directors meeting and at such other times as the non-management directors may choose. The independent directors may request our personnel and third-party consultants or other advisors to participate in these meetings. During 2009, the independent directors held six meetings without management.

Our independent directors have appointed Bernard Aronson to serve as the board’s presiding independent director. The presiding director facilitates board consensus and evaluation, coordination of independent directors and board committees, board communication with management, and stakeholder communication with the board. Interested parties who wish to communicate with the presiding independent director or the non-management directors as a group should follow the procedures found below under “— Stockholder Communications.”

Under our bylaws, the board of directors may elect one of its members to serve as chairman of the board, generally having powers and duties designated in the bylaws or assigned by the board from time to time. Under our bylaws and Corporate Governance Guidelines, the chairman of the board chairs each board meeting and establishes the meeting agenda and order for transacting business. The agenda is to be circulated in advance to each member of the board. Any director may add items to the agenda and raise at any meeting subjects that are not on the meeting agenda. Our bylaws and Corporate Governance Guidelines contemplate that the chairman of the board designate the schedule for four regular board meetings annually and that either the chairman or any two directors may call a special board meeting. Our Corporate Governance Guidelines also provide that every board member has full access to our management.

Our board has elected Scott D. Josey, our Chief Executive Officer and President, as chairman of the board. He serves in this capacity subject to our bylaws and Corporate Governance Guidelines which facilitate board governance by directors who are independent of management; to summarize, these contemplate:

•	Board comprised of a majority of independent directors (currently, six of seven directors are independent),

•	Regular executive sessions of independent directors,

•	Active presiding independent director,

•	Any director may add to the board meeting agenda or raise subjects not on the agenda,

•	Any two directors may call a special board meeting,

•	Each director has full access to management,

•	Independent directors annually evaluate performance of chief executive officer, and

•	Board has flexibility to determine from time to time who from among its members may be chairman.

The board finds that the current combined leadership of Mr. Josey as its chairman and Mr. Aronson as its presiding independent director furthers the board’s efficient and effective oversight of Mariner’s business and affairs.

Director Nominating Process

Stockholders may recommend a director nominee by following the procedures described in our bylaws and Corporate Governance Guidelines, which are summarized below under “— Stockholder Proposals.” Recommendations will be brought to the attention of, and be considered by, the nominating and corporate governance committee. The committee will not alter the manner in which it evaluates candidates, including the minimum criteria described below, based on whether or not the candidate was recommended by a stockholder.

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the nominating and corporate governance committee establishes selection criteria for board candidates from time to time. It reviews with our board of directors these criteria and the appropriate skills and characteristics required of board members in the context of the then current composition of the board. At a minimum, the nominating and corporate governance committee must be satisfied that each director (1) has business or professional knowledge and experience that will benefit Mariner, its business and the goals and perspectives of its stockholders, (2) is well regarded in the community, with a long-term reputation for honesty and integrity, (3) has good common sense and judgment, (4) has a positive record of accomplishment in present and prior positions, and (5) has the time, energy, interest and willingness to become involved in Mariner and its future. In addition, the committee considers, among other factors, strategic contacts and involvement in business and civic affairs, and financial and regulatory experience.

In the case of an incumbent director whose term is expiring, the committee reviews the director’s overall service during his or her term, including the quantity and quality of the director’s performance, as well as whether he or she satisfies NYSE and SEC independence standards. In the case of new director candidates, the committee also considers whether the candidate meets these independence standards and his or her experience in finance and accounting. Candidates first are interviewed by members of the nominating and corporate governance committee. If approved, they are recommended to the board of directors for approval. The full board acts upon all final nominations after considering the committee’s recommendations.

In accordance with the Nominating and Corporate Governance Committee Charter’s nomination procedures, qualified candidates for election to the board are considered without regard to race, color, religion, gender, sexual orientation, ethnicity, disability or other characteristics protected by law. Under these procedures, the board values and seeks to increase diversity on the board. As the information included above under “Election of Directors” reflects, our board currently is comprised of directors with heterogeneous business, professional, civic and educational credentials that complement our business and status as an NYSE-listed, SEC-reporting company.

Based on these considerations, the nominating and corporate governance committee recommended to the board of directors, and the board approved and elected, Laura A. Sugg as a new independent director in November 2009. These considerations also resulted in the committee’s recommendation to the board and the board’s approval of the nomination of incumbent directors Alan R. Crain, Jr., John F. Greene and Laura A. Sugg for reelection to the board at this annual stockholders meeting.

SpencerStuart, an executive search consulting firm engaged by the committee, presented Ms. Sugg to the committee in 2009 for consideration as a director. The committee has engaged SpencerStuart to assist in identifying a potential additional independent director.

Stockholder Proposals

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at, or bring other business before, an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. The stockholder must be a stockholder of record at the time of giving notice and be entitled to vote at the meeting. The notice must satisfy information criteria summarized below.

With respect to the nomination of directors, our bylaws provide that to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at the annual meeting of stockholders, not later than 120 days before the anniversary date of the proxy statement for the immediately preceding annual meeting of stockholders, and (ii) with respect to an election of directors to be held at a special meeting of stockholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was first mailed to our stockholders or public disclosure of the date of the special meeting was first made, whichever first occurs. The stockholder’s notice must include (i) as to each director nominee, information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, (including the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected), and (ii) as to the stockholder giving notice, the stockholder’s name and address (as they appear on Mariner’s books), and the class and number of shares of our capital stock the stockholder beneficially owns. The stockholder also must comply with the Exchange Act and related rules and regulations.

In addition to the requirements of our bylaws concerning nomination of directors, the Nominating and Corporate Governance Committee Charter provides that the stockholder’s notice also must include (1) the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (2) the acquisition date, class and number of our shares beneficially owned by the noticing stockholder and any such beneficial owner, (3) any material interest of the stockholder or beneficial owner in the nomination, (4) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting, and (5) whether either the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee(s).

With respect to other business to be brought before a meeting of stockholders, our bylaws provide that to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the anniversary date of the proxy statement for the preceding annual meeting of stockholders. The stockholder’s notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the stockholder’s name and address (as they appear on Mariner’s books), (iii) the acquisition date, class and number of shares of our voting stock the stockholder beneficially owns, (iv) any material interest in such business, and (v) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Stockholder Communications

Mariner’s stockholders and other interested persons may communicate with our board of directors, any committee of the board, any individual director or the independent directors as a group by sending communications to the attention of the corporate secretary at our principal executive offices at the address on the first page of this proxy statement. The corporate secretary will forward the communication to the designated or appropriate committee(s) of the board of directors, the designated director(s), or the Chairman of the Board, as may be applicable.

Board Attendance

Our Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the board of directors and committees on which they serve. During 2009, the board of directors held 14 meetings. Each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees of the board on which he or she served for the period such director served on the board. Three directors attended our 2009 annual meeting of stockholders. All directors are requested and encouraged to attend the annual meeting of stockholders.

Board Committees

Our board of directors has established four standing committees, the audit committee, the compensation committee, the nominating and corporate governance committee, and the executive committee. A current copy of the written charter of each of these committees is available free of charge on our website at www.mariner-energy.com and in print by contacting the corporate secretary at our principal executive offices at the address on the first page of this proxy statement. Information regarding each committee, including membership, function and the number of meetings held during 2009, follows:

Nominating and
Corporate
	Audit	Governance	Compensation	Executive
Directors	Committee	Committee	Committee	Committee

Bernard Aronson	F, I	C, I
Alan R. Crain, Jr.	F, I	I	I
Jonathan Ginns	F, I		I	I
John F. Greene		I	C, I
Scott D. Josey				C
H. Clayton Peterson	A, C, F, I			I
Laura A. Sugg			I

A = audit committee financial expert under SEC rules
C = chairman of the committee
F = financially literate under NYSE listing standards
I = independent under NYSE listing standards and SEC rules

Audit Committee.  Each of Messrs. Aronson, Crain, Ginns and Peterson (Chairman) is a member of the audit committee and is “independent” under NYSE corporate governance listing standards and SEC rules. In addition, our board of directors has determined that Mr. Peterson is an “audit committee financial expert,” as defined under SEC rules. The board has determined that all members of the audit committee meet the financial literacy requirements of the NYSE corporate governance listing standards. The Audit Committee Report appears under the caption “Audit Committee Report” in this proxy statement. During 2009, this committee met eight times.

The audit committee oversees Mariner’s accounting and financial reporting processes, and the annual audit. The audit committee has sole authority to retain, compensate, evaluate and terminate our independent auditors. The committee meets periodically with management to review and discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures. The audit committee provides assistance to the board of directors in fulfilling its oversight responsibility relating to the integrity of our financial statements, risk assessment and management, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function. The committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the board of directors have established. In doing so, it is the responsibility of the committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and our management.

Nominating and Corporate Governance Committee.  Each of Messrs. Aronson (Chairman), Crain and Greene serves on the nominating and corporate governance committee and is “independent” under NYSE listing standards and SEC rules. During 2009, this committee met three times.

The nominating and corporate governance committee nominates candidates to serve on our board of directors, and nominates directors to serve on the audit committee and compensation committee of the board. The committee is responsible for taking a leadership role in shaping the corporate governance of Mariner. It is charged with developing and proposing for full board consideration executive succession plans. It also is responsible for monitoring a process to assess board effectiveness. The committee oversees our policies and procedures relating to honest and ethical conduct of our directors, officers and employees, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and Related Party Transaction Approval Policy. The committee’s policy regarding director candidates nominated by stockholders is described above under “— Director Nominating Process” and “— Stockholder Proposals.”

Compensation Committee.  Each of Messrs. Crain, Ginns and Greene (Chairman) and Ms. Sugg serves on the compensation committee and is “independent” under NYSE listing standards and SEC rules. During 2009, this committee met seven times.

The compensation committee reviews the compensation and benefits of our executive officers and non-employee directors, reviews and makes recommendations to the board of directors with respect to our incentive compensation and other stock-based plans, and administers our Stock Incentive Plan. This committee is responsible for considering risks relating to executive compensation policies and practices. The compensation committee determines and approves, either as a committee or together with other independent directors (as directed by the board), the compensation of our chief executive officer. The committee recommends to the board of directors compensation for our other executive officers. The compensation committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee.

Executive Committee.  Each of Messrs. Ginns, Josey (Chairman) and Peterson serves on the executive committee. The executive committee may exercise the powers and authority of the Board in managing the business and affairs of the Company when the Board is not in session, subject to our certificate of incorporation, applicable law and any limits on authority determined from time to time by the Board. During 2009, this committee met nine times.

Risk Oversight

Our senior management team is responsible for conducting Mariner’s business and affairs, including assessing and managing our risk exposure. Our board of directors is actively involved in oversight of risks that could affect us. The board’s committees are a key part of its risk oversight process. The board approves our capital budget and material transactions. The executive committee oversees risks in considering our production hedging activities pursuant to guidelines approved by the board. The audit committee oversees financial risks and risks related to the integrity of our financial statements. The compensation committee oversees risks related to executive compensation and our stock-based and other incentive compensation plans. The nominating and corporate governance committee considers risks related to corporate governance matters, such as related party transactions, director independence and succession planning. To assist the board in understanding our risk identification, risk management and risk mitigation strategies, the board receives reports from each committee chair regarding the committee’s considerations and actions, as well as reports from officers who oversee particular risks, such as operational, financial, legal, regulatory, strategic and reputational risks. This process enables the board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The disciplinary diversity of our board helps facilitate its consideration of particular risks.

We do not believe that our current employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. Our current employee compensation, which is considered by the board as part of the annual budgeting process, consists primarily of salary; a discretionary cash bonus based upon individual and company performance; equity awards under the Stock Incentive Plan with three or four-year vesting, cash awards with three or four-year vesting, or participation in overriding royalty interest programs; health benefits; life insurance; and participation in our 401(k) plan. The compensation committee considers that the three-year period it uses in measuring our performance relative to that of our peers in considering executive compensation and the three to four-year vesting of annual equity awards to employees helps disincentivize excessive risk taking by encouraging a focus on sustainable and sustained performance. The compensation and nominating and corporate governance committees consider overriding royalty interest programs in which some executives and other employees participate (see “Transactions with Related Persons — Overriding Royalty Interests”). Compensation of our executives is described below under “Executive Compensation — Compensation Discussion and Analysis.”

COMPENSATION OF DIRECTORS

Under our Corporate Governance Guidelines and Compensation Committee Charter, the compensation committee of the board of directors annually reviews compensation of our non-employee directors. The compensation committee is to consider that directors’ independence may be jeopardized if their compensation and perquisites exceed customary levels, if we make substantial charitable contributions to organizations with which a director is affiliated, of if we provide indirect forms of compensation to a director or organization with which he is affiliated. The compensation committee from time to time makes recommendations to the board of directors regarding non-employee director compensation, which must be approved by the board. Directors employed by us are not separately compensated for their service as directors. No changes have been recommended or made regarding cash compensation for our non-employee directors since 2007.

During 2009, cash compensation of non-employee members of our board of directors was as follows:

	Fee per Service	Period
Fee Description	($)	Covered

Non-employee director	60,000	Annual
Chairman of audit committee	20,000	Annual
Chairman of compensation committee	15,000	Annual
Chairman of committee other than audit or compensation committee	10,000	Annual
Board meeting (attendance in person or by phone)	2,000	Per meeting
Committee meeting (attendance in person or by phone)	1,500	Per meeting

Each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board or committees.

As reflected in the following table, total non-employee director compensation in 2009 had cash and equity components:

2009 Director Compensation Table

	Fees Earned or	Stock	All Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(2)	($)(3)	($)

Bernard Aronson	114,500	139,277	15,000	268,777
Alan R. Crain, Jr.	115,000	139,277	15,000	269,277
Jonathan Ginns	121,000	139,277	5,000	265,277
John F. Greene	118,000	139,277	14,500	271,777
H. Clayton Peterson	133,500	139,277	—	272,777
Laura A. Sugg(1)	28,978	49,993	—	78,971

(1)	Ms. Sugg joined our board of directors in November 2009.

(2)	The dollar amount indicated is the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Codification Topic 718 (FASB ASC Topic 718), excluding the effect of estimated forfeitures, of awards of restricted shares of our common stock made in 2009 under the Stock Incentive Plan. The assumptions used in determining the grant date fair value of these awards are described in note 5 (Share-Based Compensation) to Mariner’s consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC. These awards are described in the following table, which also indicates the aggregate number of each director’s unvested shares of restricted common stock outstanding as of December 31, 2009:

		Shares of
		Restricted
		Stock
	2009 Restricted	That Have
	Stock Award	Not Vested
Name	(#)(a)	(#)(b)

Bernard Aronson	11,169	19,885
Alan R. Crain, Jr.	11,169	19,885
Jonathan Ginns	11,169	19,885
John F. Greene	11,169	19,885
H. Clayton Peterson	11,169	19,885
Laura A. Sugg	3,479	3,479

(a)	Each award generally vests one-third on each of the first three successive annual meetings of Mariner’s stockholders following the grant date (May 11, 2009 for each director except November 10, 2009 for Ms. Sugg) if the grantee remains a director, except that unvested shares fully vest upon a change in control or if the director dies or becomes disabled. Before vesting, the shares cannot be disposed but may be voted and are entitled to dividends paid to holders of our common stock. Cash dividends, if any, on unvested shares are to be paid no later than (i) the end of the calendar year in which dividends are paid to our common stock holders or (ii) the 15th day of the third month after the date such dividends are paid. Stock dividends result in an automatic proportionate adjustment to the number of unvested shares of restricted stock.

(b)	The number of shares indicated equals the aggregate number of shares of restricted common stock granted under our Stock Incentive Plan that had not vested as of December 31, 2009.

(3)	Indicated amounts are contributions by us under our matching gifts program in which all of our employees and directors are eligible to participate on the same basis. We match on a dollar-for-dollar basis gifts by our employees and directors to eligible non-profit organizations, subject to program and participant limits determined annually by our board of directors in its discretion. For 2009, the program limit was $250,000 and our maximum aggregate matching contribution was $15,000 per employee and director. If contributions eligible for matching exceed the annual program limit, matching gifts are reduced pro rata. Eligible organizations are located in the United States or Canada and recognized by the Internal Revenue Service as tax-exempt under Section 501(c)(3) of the Internal Revenue Code or by Canada as a registered charity under subsection 248(1) of the Canadian Income Tax Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion explains executive compensation detailed in the tables and other disclosures that follow it. The disclosures contain specific information regarding compensation amounts and terms for each person serving as our principal executive officer and principal financial officer during 2009, as well as our three other most highly compensated executive officers serving as of December 31, 2009. These officers are identified in the “2009 Summary Compensation Table.” We refer to them as the named executive officers or named executives. This discussion addresses the objectives of our executive compensation, elements of compensation, how we determined the amounts reflected in the tables, and related matters.

Overview of Objectives and Elements

As part of our evolution in 2006 to a much larger and publicly-traded company, the compensation committee of our board of directors proposed guidelines for compensating our senior executive officers. These guidelines continue to guide executive compensation considerations. The main objective of the guidelines is to compensate our senior executives competitively and in a manner responsive to corporate performance so that we may attract, motivate and retain executives who can foster achievement of our business goals. The guidelines focus on total direct compensation and contemplate three primary components of an executive’s annual compensation:

•	a base salary,

•	a near-term incentive in the form of a performance bonus, and

•	a long-term incentive in the form of an equity award under our Stock Incentive Plan that vests over a period of years.

Total direct compensation is expected to be determined primarily by reference to our performance against a peer group. It is intended to link executive compensation to our performance and therefore help align the interests of our executives with those of our stockholders. Our executives also receive benefits generally available to all of our regular full-time employees and minimal perquisites.

The compensation committee’s guidelines for compensating all of our senior executives are consistent with guidelines for compensating our chief executive officer contained in our Corporate Governance Guidelines and Compensation Committee Charter. The compensation committee is to consider the performance of the chief executive officer, Mariner’s performance and relative stockholder return, compensation paid to chief executive officers of comparable companies, compensation given to our chief executive officer in past years, and recommendations of independent consultants, if any. The compensation committee also considers risks related to compensation of our executives as discussed further below and in “Corporate Governance — Risk Oversight” above.

Role of Compensation Consultants

The compensation committee has sole authority to retain and terminate any compensation consulting firm. The committee independently retains a compensation consultant to assist the committee in its deliberations regarding executive compensation. Since 2006, consultants to the committee have provided independent, third-party executive compensation reviews, including peer group comparative analyses of total direct compensation and its elements. The consultants also have advised the committee regarding implementation in a given year of its executive compensation guidelines, based largely upon the committee’s request for advice to achieve the objectives outlined above.

The consultants have included Hay Group, Inc. in 2007, 2008 and 2009 and Mercer Human Resource Consulting, Inc. in 2006 and 2007. Upon its initial engagement, the committee asked Hay Group for advice regarding base salary, annual bonus, nature and amount of long-term incentives, retirement benefits, perquisites, severance and change-of-control provisions, performance measures for near and long-term incentives, peer group size and constituents, and market data. Hay Group evaluated our executive compensation and executive employment agreements. It recommended continued focus on total direct compensation and our goal to achieve the compensation objectives outlined above while remaining competitive with the external market.

In March 2010, the committee engaged Cogent Compensation Partners (Cogent), operated by Cross Consulting Partners, LLC, to serve as the independent advisor in respect of our executive and non-employee director compensation. The committee anticipates that Cogent will undertake a review of compensation similar to the review conducted by Hay Group in connection with its initial engagement.

Role of CEO

The compensation committee typically provides to our chief executive officer guidelines regarding compensation of the other named executive officers based upon its deliberations concerning data and recommendations from the compensation consultant. These guidelines usually include information regarding the compensation of the four or five most highly paid executives of our peer group companies. Our chief executive officer then makes recommendations to the compensation committee regarding total direct compensation for each of our other named executives, including base salaries, bonuses and long-term incentive grants. The compensation committee considers, discusses, and as appropriate, modifies and takes action on such recommendations. The compensation committee determines and approves, either as a committee or together with other independent directors (as directed by the board), the compensation of our chief executive officer. The committee recommends to the board of directors compensation for our other executive officers.

Tally Sheets

In considering executive compensation for 2009, the compensation committee analyzed tally sheets prepared by Hay Group with our assistance. Tally sheets were prepared for each of our executive officers covering each year from 2004 through 2009. The tally sheets presented the dollar amount of each component of compensation, including annual base salary, annual bonus, the grant date fair value of equity awards, our annual cost of benefits, and perquisites. The tally sheets included information about equity grants made during those years, including type, amount, vesting status, values and unrealized gains. The tally sheets also presented potential payments upon employment termination or change of control under the executive employment agreements and our equity plans.

The overall purpose of the tally sheets was to aggregate on a uniform basis all of the elements of actual and potential executive compensation. The compensation committee concluded that compensation of the named executives was consistent with its expectations. In respect of total direct compensation for 2009, the committee again used an essentially formulaic application of its guidelines, relying primarily on peer group analyses outlined in this compensation discussion and analysis.

Peer Group

The peer group is selected annually by the compensation committee with the assistance of an independent compensation consultant. Members of the peer group used in determining compensation in respect of 2009 are publicly-traded independent oil and gas companies selected based on annual revenue, market capitalization, total assets, and areas of operation. The committee anticipates that these will continue to be relevant criteria in selecting constituents of the peer group from time to time, and that peer group constituents may change if selection criteria change or circumstances particular to peers or Mariner change. While we anticipate that there will be overlap in the peer groups used for purposes of executive compensation and the stock performance graph in our annual report on Form 10-K, we also anticipate that the criteria for the stock performance graph primarily will focus on publicly-traded independent oil and gas companies with Gulf of Mexico operations, as well as take into account revenue, capitalization and asset considerations.

For purposes of considering in 2009 base salaries for 2009 and total direct compensation in respect of 2008, including annual bonuses and restricted stock awards reported in the “2009 Summary Compensation Table” under “Stock Awards” for 2009 and in the “2009 Grants of Plan-Based Awards” table below, the peer group was: ATP Oil & Gas Corporation; Cimarex Energy Co.; Comstock Resources, Inc.; Energy Partners, Ltd.; McMoRan Exploration Co.; Newfield Exploration Company; Plains Exploration & Production Company; Stone Energy Corporation; St. Mary Land & Exploration Company; Swift Energy Company; and W&T Offshore, Inc.

The same peer group was used for purposes of considering base salaries for 2010 and total direct compensation in respect of 2009, including annual bonuses reported in the “2009 Summary Compensation Table” below and restricted stock awards in March 2010 outlined below. The compensation committee utilized comparative peer group data provided by Hay Group for the 2009 and 2010 considerations.

Total Direct Compensation

As a guideline, the compensation committee recommends that total direct compensation target the same percentile level as the percentile ranking that Mariner achieves when its performance is compared to the peer group. In making this comparison, the committee expects to take into account Mariner’s performance against its peers as of the end of the most recently completed fiscal year in certain areas, appropriately weighted. In determining the measurement period, the committee has considered that the performance of our business may be influenced by factors occurring over a period greater than one year. For example, results of capital expenditures made during a year to acquire leasehold, or to drill or develop properties may not be reflected in proved reserve growth or production until a later year. The committee also has considered that a longer measurement period may foster executive focus on sustained improvements in corporate performance and disincentivize excessive risk taking. Accordingly, the committee continues to measure performance metrics over a three-year period which, for purposes of this analysis, ends December 31, 2009.

In considering total direct compensation for 2009, the committee continues to use the following three metrics, weighted equally:

•	Total shareholder return based upon stock price appreciation from December 31, 2006 to December 31, 2009.

•	Recycle ratio — three-year weighted average for the years ended December 31, 2007, 2008 and 2009.

The recycle ratio compares operating cash flow per unit of production to costs incurred per unit of production replaced. The committee uses this metric as an indicator of the return for each dollar of capital invested. The recycle ratio is calculated by dividing one fraction (netback divided by production (MMcfe)) by another fraction (total costs incurred in property acquisition, exploration and development activities, divided by net additions to estimated proved reserves (MMcfe)). Netback is oil and gas sales minus the sum of lease operating costs, severance and ad valorem taxes, and transportation expense. For netback components, as well as production, total costs and estimated proved reserve additions, please refer to notes 15 and 16 to the consolidated financial statements included in our annual reports on Form 10-K for the years ended December 31, 2009 and December 31, 2008, as amended, filed with the SEC.

•	Operating cash flow per share (three-year average for the years ended December 31, 2007, 2008 and 2009 based upon weighted average shares outstanding — basic).

Operating cash flow is cash flow from operating activities itemized in the consolidated statements of cash flows in our annual reports on Form 10-K for the years ended December 31, 2009, 2008 (as amended), and 2007, filed with the SEC. Based upon Hay Group’s recommendation, measurement of this metric is based upon its industry standard methodology rather than the measurement used in determining total direct compensation for 2008.

To illustrate, if after applying these metrics, Mariner ranks in the 75th percentile in weighted average performance against the peer group, the compensation committee would consider whether our total direct compensation for an executive officer’s position should be calculated at the 75th percentile of the total direct compensation for a comparable position with our peers.

In respect of 2009, after applying these metrics, the compensation committee determined, in consultation with Hay Group, that Mariner ranked third and at approximately the 80th percentile in weighted average performance against the 11-member peer group which excludes Mariner. The committee weighted this performance approximately 70% in determining the peer group percentile level at which total direct compensation for 2009 would be targeted. The remaining 30% weighting also was based upon corporate performance but was intended to assess more directly the management team’s performance. This was accomplished primarily by considering the extent to which we achieved budgeted operating cash flow, capital expenditures, production, hurricane insurance recoveries and ratio of total long-term debt to total capitalization. The compensation committee determined that the management team achieved approximately 87% of budgeted goals. With an approximate 70% weighting at the 80th percentile level of peers and an approximate 30% weighting given to the 87th percentile level at which budgeted goals were achieved, the committee determined that total direct compensation for 2009 would be targeted at approximately the 82nd percentile of total direct compensation for comparable positions within our peer group.

Salary

Base salary is intended to compensate core competence in the executive role relative to skills, experience and contributions to Mariner. Base salary provides fixed compensation determined by reference to competitive market practice.

The compensation committee targets an executive’s base salary at approximately the 50th percentile level of peer group salaries comparable to his or her position. The committee believes that while salaries should be competitive, they are not the principal motivator for sustained performance. The 2009 base salaries of the executives included in the “2009 Summary Compensation Table” were established primarily on this basis, but also took into account the global economic recession, the resulting initial 50% reduction in our 2009 capital budget from its 2008 level, and the anticipated impact of these events on our 2009 performance. This approach resulted in no base salary increases in 2009 from 2008 levels. Given an improved economic outlook and our initial 2010 capital budget, base salaries for 2010 increased approximately 7.4% for Mr. Josey, 12.8% for Mr. Melendrez, 4.3% for Mr. Polasek and 5.8% for Messrs. van den Bold and Hansen.

Bonus

The annual performance bonus is intended to link executive compensation with corporate and individual performance. It provides annual performance-based cash incentive compensation to motivate performance that may further our long-term success.

The compensation committee’s guidelines contemplate that bonuses be determined by two considerations. The first involves corporate performance and the second involves individual or team performance. An individual’s performance may be measured against a set of personal goals that may be established annually in consultation among the executive, our chief executive officer and the committee, or in the case of the chief executive officer, in consultation with the committee, and in all cases, approved by the committee. Team performance may involve the entire executive management team or segments of it by operational function. Performance weighting and metrics used to measure corporate and individual or team performance may vary from year to year and may be proposed in advance or considered at the time of total direct compensation considerations for a given year.

As outlined above in the discussion of total direct compensation for 2009, corporate and management team performance were considered in determining total direct compensation. The same considerations resulted in the committee’s allocation to bonuses of approximately 33% of the portion of total direct compensation available for bonus and equity awards, with the remaining portion (approximately 67%) allocated to equity awards. The 2009 bonuses for the named executives listed in the “2009 Summary Compensation Table” below were determined primarily on this basis.

Equity Award

The long-term incentive portion of total direct compensation is intended to foster executive retention as well as further link executive compensation with corporate performance. The compensation committee expects that long-term incentives will continue to be in the form of restricted stock awards under our Stock Incentive Plan which is discussed above under “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Equity Compensation Plan Information.” The awards are expected to vest over three to four years in equal annual increments, assuming continued employment, except for certain acceleration events described further below under “— Employment, Severance and Change-of-Control Arrangements.” Assuming that corporate performance is reflected in the value of our common stock and given that restricted stock awards vest over time, the awards may foster executive retention and encourage executives to focus on, and enable them to share in, sustained improvements in corporate performance. The compensation committee considers that this focus may help disincentivize excessive risk taking.

The compensation committee considers allocating to bonus and equity awards the difference between total direct compensation and salary. The sum of salary and bonus plus the grant date fair value of an equity award would be set at the same percentile level as Mariner’s rank against its peers. For example, if after applying the metrics used to determine total direct compensation outlined above Mariner ranks at the 75th percentile in weighted average performance against the peer group, the equity award value would be at a level equal to, or greater than the 75th percentile, depending upon whether the effect of paying salaries at the 50th percentile is offset through the amount of cash bonus or through the amount of equity awarded, and achieve a sum of salary, bonus and equity award consistent with total direct compensation at the 75th percentile.

For 2009 compensation, the compensation committee recommended for each officer, and the Board approved, a restricted stock award under the Stock Incentive Plan with a value equal to the difference between total direct compensation, and the sum of salary and bonus. The effect of paying salaries at the 50th percentile was offset through the amount of equity awarded rather than the amount of bonus paid, consistent with a goal of fostering executive focus on long-term corporate performance while achieving 2009 total direct compensation. The number of shares of restricted stock granted to each named executive officer on March 29, 2010 was determined by dividing the indicated dollar amount by the closing price per share of our common stock on the NYSE on March 26, 2010 ($14.13), resulting in the indicated number of shares:

		Number of
	Value	Shares

Scott D. Josey	$3,100,000	219,391
Jesus G. Melendrez	$1,150,000	81,387
Dalton F. Polasek	$1,100,000	77,849
Mike C. van den Bold	$1,150,000	81,387
Judd A. Hansen	$925,000	65,464

The grants indicated in the “2009 Summary Compensation Table” under “Stock Awards” for 2009 and in the “2009 Grants of Plan-Based Awards” table are restricted stock awards made in 2009 in respect of 2008 compensation. The compensation committee recommended for each officer, and the board approved, restricted stock awards under the Stock Incentive Plan with a grant date value equal to the difference between total direct compensation and the sum of salary and bonus. The effect of paying salaries at the 50th percentile was offset through the amount of equity awarded rather than the amount of bonus paid, achieving 2008 total direct compensation at approximately the 70th percentile of our peer group as discussed in our proxy statement for the 2009 annual stockholders meeting filed with the SEC.

Long-Term Performance-Based Restricted Stock Awards

In 2008, our executives and other senior personnel received both the annual equity award contemplated by the guidelines and an additional extraordinary restricted stock grant under our Stock Incentive Plan. The extraordinary grants are the long-term performance-based restricted stock awards summarized in note (4) to the “2009 Outstanding Equity Awards at Fiscal Year-End” table below. These long-term performance-based restricted stock awards were made before the impact of the global economic crisis in 2008. They vest over a longer period (five to seven years) than the typical three to four year vesting of our annual awards and unlike the annual awards, do not begin vesting until our stock price reaches a sustained $38.00 and $46.00 per share. The committee intended these additional longer-term awards to incentivize and reward value creation, help retention, and compensate for our lack of a retirement program. The subsequent unanticipated decline in our stock price and depressed industry conditions have frustrated the committee’s goals due to the reduced likelihood of vesting in a time frame that may meaningfully reward value creation. The committee does not expect to adjust these awards but may consider alternatives intended to achieve the committee’s original goals. The long-term performance-based awards have had an immaterial impact on total direct compensation considerations to date due to the contingent nature of their actual realization.

Hedging Prohibitions

Our Insider Trading Policy, which applies to all of our directors, officers and employees, prohibits certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, in any way measured by or tied to Mariner’s securities.

Other Compensation

Consistent with our focus on total direct compensation, other compensation available to our executive officers is limited primarily to benefits available to all of our regular full-time employees, minimal perquisites or other personal benefits noted in note (3) to the “2009 Summary Compensation Table,” and termination and change of control benefits negotiated in 2005.

Employment, Severance and Change-of-Control Arrangements

Our executive employment agreements, including severance and change-of-control provisions, are discussed below under “— Employment, Severance and Change-of-Control Arrangements.” The basis for payments in connection with particular severance and change-of-control events primarily are negotiations with the executives. The employment agreements with the named executives originally were negotiated in 2005, except that the agreement with Mr. Karnes was negotiated when he joined us in 2006. From Mariner’s perspective, the 2005 employment agreements were negotiated with a goal of retaining key executives critical to furthering our business objectives at a time when we were contemplating significant transformational transactions. In addition to executive retention considerations, the change-in-control arrangements were designed to help provide continuity of management in the event of an actual or threatened change in control.

The terms of outstanding equity grants made to all of our employees under the Stock Incentive Plan provide for accelerated vesting upon certain employment terminations and in the event of a change of control, subject, in the case of the long-term performance-based grants, to prior achievement of price thresholds. As described below under “— Employment, Severance and Change-of-Control Arrangements,” officer employment agreements also provide for such accelerated vesting.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers employed as of the end of the year. This limitation generally applies to stock awards, the vesting of which is solely time based, and does not apply to qualified performance-based compensation arrangements approved by stockholders or to awards made under arrangements in effect under Code Section 162(m)’s private-to-public exemption. Under our Stock Incentive Plan, which has been approved by our stockholders, we do not expect stock awards made before the May 11, 2009 expiration of our private-to-public exemption and non-qualified stock options to be subject to the Code Section 162(m) limitation. Although performance-based awards that receive future stockholder approval may be exempt from the Code Section 162(m) limitation, we expect stock awards after May 10, 2009, the vesting of which is solely time based, will be subject to the limitation. With the adoption of FAS 123R (now codified as FASB ASC Topic 718), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of equity compensation in the future.

We will continue to review our executive compensation practices and seek to preserve tax deductions for executive compensation to the extent consistent with our objective of attracting, motivating and retaining executive talent that can foster achievement of our business goals. We also expect to consider the tax and accounting impact of various possible compensation programs to balance the potential cost to us with the benefit or value to the executive.

Compensation Tables

The table below summarizes the total compensation for 2009, 2008 and 2007 of each of the named executive officers for services rendered in all capacities to us.

2009 Summary Compensation Table

				Stock	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)(4)	($)(5)

Scott D. Josey,	2009	540,000	1,550,000	2,701,739	40,617	4,832,356
Chairman of the Board, Chief	2008	540,000	1,250,000	10,568,891	25,682	12,384,573
Executive Officer and President	2007	495,000	925,000	2,900,009	43,357	4,363,366

Jesus G. Melendrez,	2009	235,000	450,000	614,187	19,991	1,319,178
Senior Vice President, Chief Commercial Officer, Acting Chief Financial Officer and Treasurer(1)

John H. Karnes,	2009	241,288	—	666,353	3,208,393	3,449,681
Senior Vice President,	2008	260,000	350,000	1,981,496	18,927	2,610,423
Chief Financial Officer and	2007	250,000	325,000	500,002	18,591	1,093,593
Treasurer(1)(2)(4)(5)

Dalton F. Polasek,	2009	350,000	500,000	1,306,624	21,327	2,177,951
Chief Operating Officer	2008	350,000	525,000	4,268,047	19,692	5,162,739
	2007	340,000	500,000	1,449,993	36,886	2,326,879

Mike C. van den Bold,	2009	260,000	450,000	858,778	21,436	1,590,214
Senior Vice President and	2008	260,000	450,000	2,969,145	18,836	3,697,981
Chief Exploration Officer	2007	250,000	350,000	900,000	31,872	1,531,872

Judd A. Hansen,	2009	260,000	375,000	812,033	20,549	1,467,582
Senior Vice President —	2008	260,000	425,000	2,969,145	20,575	3,674,720
Shelf and Onshore	2007	250,000	400,000	850,009	30,182	1,530,191

(1)	On October 21, 2009, Mr. Karnes departed Mariner and Mr. Melendrez was appointed to the additional offices of Acting Chief Financial Officer and Treasurer.

(2)	The dollar amount indicated is the aggregate grant date fair value computed in accordance FASB ASC Topic 718, excluding the effect of estimated forfeitures, of awards of restricted shares of our common stock under the Stock Incentive Plan. The assumptions used in determining the grant date fair value of these awards are described in note 5 (Share-Based Compensation) to Mariner’s consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC. A portion of the 2008 amount is for an award under the Stock Incentive Plan’s long-term performance-based restricted stock program, the vesting of which is subject to performance conditions described in note (4) to the “2009 Outstanding Equity Awards at Fiscal Year-End” table below. The grant date fair value of the performance-based awards is based upon the probable outcome of such conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-based awards so computed reflects achievement of the highest level of performance conditions. The following table separates the grant date fair value of the 2008 non-performance and performance-based restricted stock awards (the sum of which is reflected in the table above):

	2008	2008
	Non-Performance	Performance
	Based	Based
	Stock Awards	Stock Awards
Name	($)	($)

Scott D. Josey	2,580,002	7,988,889
John H. Karnes	650,009	1,331,487
Dalton F. Polasek	1,250,010	3,018,037
Mike C. van den Bold	750,000	2,219,145
Judd A. Hansen	750,000	2,219,145

Upon Mr. Karnes’ October 21, 2009 departure from Mariner, he forfeited his 2008 performance-based restricted stock award of 39,510 shares (which had the indicated $1,331,487 grant date fair value) because the performance conditions necessary to trigger vesting had not occurred as of that date.

(3)	Includes the following amounts in respect of 2009:

	401(k) Employer	401(k) Employer	Disability-related		Matching
	Matching	Profit Sharing	Insurance	Life Insurance	Charitable
	Contribution	Contribution	Premiums	Premiums	Gifts	Total
Name	($)	($)	($)	($)(a)	($)(b)	($)(c)

Scott D. Josey	8,250	9,800	5,555	2,012	15,000	40,617
John H. Karnes	8,250	—	1,991	—	—	10,241
Jesus G. Melendrez	8,250	9,800	1,941	—	—	19,991
Dalton F. Polasek	8,250	9,800	3,277	—	—	21,327
Mike C. van den Bold	8,250	9,800	2,136	—	1,250	21,436
Judd A. Hansen	8,250	9,800	2,499	—	—	20,549

(a)	We provide all our regular full-time employees life insurance equal to twice base salary, up to a maximum benefit of $700,000, except that under Mr. Josey’s employment agreement, we agree to provide life insurance equal to twice base salary.

(b)	For information regarding our matching gifts program in which all of our employees and directors are eligible to participate on the same basis, please see note (3) above under “Compensation of Directors — 2009 Director Compensation Table.”

(c)	Each of the named executives received less than $10,000 in estimated perquisites and other personal benefits. These personal benefits consisted primarily of club memberships, personal use of sports and entertainment tickets, and personal airfare.

(4)	“All Other Compensation” for Mr. Karnes includes the following 2009 severance pursuant to his employment agreement and restricted stock grants under the Stock Incentive Plan (see “— Employment, Severance and Change-of-Control Arrangements” below):

Severance Pay	$1,614,600
Accelerated Stock Vesting	1,553,091
Health Benefits Continuation	30,461

Total	$3,198,152

The indicated accelerated stock vesting is based upon the grant date fair value, computed in accordance FASB ASC Topic 718, of the 96,751 shares subject to restricted stock awards that vested pursuant to their existing terms upon Mr. Karnes’ departure. The indicated health benefits continuation is the estimated aggregate monthly premiums payable by us and excludes the monthly premium payable by Mr. Karnes. He can elect continued group health coverage for 18 months beginning November 1, 2009. Our monthly premium for such coverage was approximately $1,692 in November and December 2009 and is subject to change from time to time.

(5)	The $666,353 value under 2009 “Stock Awards” for Mr. Karnes also is included in his 2009 “All Other Compensation” due to the awards’ accelerated vesting pursuant to their existing terms, as noted above in note (4). This value is included once in his 2009 “Total Compensation.”

The following tables provide information about equity awards granted to the named executive officers in 2009, outstanding at December 31, 2009, and exercised or vested in 2009.

2009 Grants of Plan-Based Awards

		All Other
		Stock Awards:
		Number of
		Shares of	Grant Date Fair
	Grant	Stock or	Value of Stock
Name	Date	Units (#)(1)(2)	Awards ($)(3)

Scott D. Josey	1/28/2009	127,094	1,345,925
	5/13/2009	116,279	1,355,813

Jesus G. Melendrez	1/28/2009	27,094	286,925
	5/13/2009	28,067	327,261

John H. Karnes	1/28/2009	32,020	339,092
	5/13/2009	28,067	327,261

Dalton F. Polasek	1/28/2009	61,576	652,090
	5/13/2009	56,135	654,534

Mike C. van den Bold	1/28/2009	36,946	391,258
	5/13/2009	40,096	467,519

Judd A. Hansen	1/28/2009	36,946	391,258
	5/13/2009	36,087	420,774

(1)	The stock awards are restricted shares of our common stock granted in 2009 under our Stock Incentive Plan pursuant to a restricted stock agreement. The restricted stock generally vests 25% on each of the first four anniversaries of the date of grant if the executive then remains employed by us, except that unvested shares fully vest upon a change in control or termination of his employment by us without cause, by him for good reason, or due to his disability or death.

(2)	Under our Stock Incentive Plan, before restricted stock vests, the shares cannot be disposed but may be voted and are entitled to dividends paid to holders of our common stock. Cash dividends, if any, on unvested shares are to be paid no later than (i) the end of the calendar year in which dividends are paid to our common stock holders or (ii) the 15th day of the third month after the date such dividends are paid. Stock dividends result in an automatic proportionate adjustment to the number of unvested shares of restricted stock.

(3)	The dollar amount indicated is the aggregate grant date fair value computed in accordance FASB ASC Topic 718 of awards of restricted shares of our common stock under the Stock Incentive Plan. The assumptions used in determining the grant date fair value of these awards are described in note 5 (Share-Based Compensation) to Mariner’s consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

2009 Outstanding Equity Awards at Fiscal Year-End

					Stock Awards
							Equity	Equity
							Incentive	Incentive Plan
							Plan	Awards:
							Awards:	Market or
	Option Awards					Market	Number of	Payout Value
	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)(1)	(#)(1)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

Scott D. Josey	200,000	0	14.00	3/11/2015	413,047	4,795,476	237,059	2,752,255
Jesus G. Melendrez	40,000	0	14.00	3/11/2015	91,756	1,065,287	55,314	642,196
John H. Karnes	0	0	0	—	0	0	0	0
Dalton F. Polasek	102,000	0	14.00	3/11/2015	203,420	2,361,706	89,556	1,039,745
Mike C. van den Bold	74,000	0	14.00	3/11/2015	131,208	1,523,325	65,850	764,519
Judd A. Hansen	32,000	0	14.00	3/11/2015	122,773	1,425,395	65,850	764,519

(1)	Each option was granted on March 11, 2005 under our Stock Incentive Plan pursuant to an option agreement. The options vested one third on each of the first three anniversaries of the date of grant and were fully vested as of March 11, 2008. Vested options cease to be exercisable three months after termination of executive’s employment by us without cause or by him for good reason, one year after termination due to disability or death, and upon termination in any other circumstance.

(2)	Each stock award is of restricted shares of our common stock granted under our Stock Incentive Plan pursuant to a restricted stock agreement. The restricted stock generally vests 25% on each of the first four anniversaries of the date of grant if the executive then remains employed by us, except that unvested shares fully vest upon a change in control or termination of his employment by us without cause, by him for good reason, or due to his disability or death. Grant dates are as follows:

Number of
Shares or
Units of
Stock That
Have Not
Vested
Name	(#)	Grant Date

Scott D. Josey	116,279	5/13/2009
	127,094	1/28/2009
	71,853	3/24/2008
	64,159	5/9/2007
	33,662	5/9/2006

Jesus G. Melendrez	28,067	5/13/2009
	27,094	1/28/2009
	15,317	3/24/2008
	13,274	5/9/2007
	8,004	5/9/2006

Dalton F. Polasek	56,135	5/13/2009
	61,576	1/28/2009
	34,812	3/24/2008
	32,079	5/9/2007
	18,818	5/9/2006

Number of
Shares or
Units of
Stock That
Have Not
Vested
Name	(#)	Grant Date

Mike C. van den Bold	40,096	5/13/2009
	36,946	1/28/2009
	20,887	3/24/2008
	19,911	5/9/2007
	13,368	5/9/2006

Judd A. Hansen	36,087	5/13/2009
	36,946	1/28/2009
	20,887	3/24/2008
	18,805	5/9/2007
	10,048	5/9/2006

(3)	Based upon the $11.61 closing price per share of Mariner’s common stock on the NYSE on December 31, 2009.

(4)	The stock awards are restricted shares of our common stock granted in 2008 pursuant to restricted stock agreements under our Stock Incentive Plan’s long-term performance-based restricted stock program (the “Program”). Under the Program, restricted stock generally vests as follows: (i) 40% of the shares vest pro rata over five years beginning on the first anniversary of the date on which the rolling 15-day average closing price per share of our common stock is $38 or more but less than $46 (“40% Qualification Event”), and (ii) the remaining 60% of the shares vest pro rata over seven years beginning on the first anniversary of the date on which the rolling 15-day average closing price per share of our common stock is $46 or more (“100% Qualification Event”), in each case, if the participant then remains employed by us. As of December 31, 2009, neither a 40% nor a 100% Qualification Event had occurred to trigger vesting. All unvested shares which do not become subject to these vesting schedules before June 16, 2018 are then forfeited. The Program provides for accelerated vesting of some or all shares upon a change of control and certain employment terminations. Upon a change of control involving consideration for our common stock of, or a termination of employment due to a participant’s death or disability which occurs when the rolling 15-day average closing price of our common stock is:

•	$46 or more per share, all shares fully vest,

•	$38 or more but less than $46 per share, the number of shares that vests is the greater of the number of shares that (i) would vest pro rata for each cent of share consideration or price, as applicable, beginning with 40% vesting at $38 per share up to 100% vesting at $46 per share, or (ii) became subject to vesting upon a previous 40% Qualification Event and 100% Qualification Event, and

•	less than $38 per share and a 40% Qualification Event or 100% Qualification Event previously occurred, the shares which then became subject to vesting fully vest.

Partial accelerated vesting also occurs upon a qualified retirement and if there is a tax liability upon retirement eligibility with no employment termination. Upon a termination of employment by us without cause or by participant for good reason which occurs after a (i) 100% Qualification Event, one-fifth of 40% of the shares granted plus one-seventh of 60% of the shares granted vests, and (ii) 40% Qualification Event, one-fifth of 40% of the shares granted vests. Shares which do not vest upon a change of control or employment termination are forfeited.

2009 Option Exercises and Stock Vested

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Scott D. Josey	89,693	1,086,499
Jesus G. Melendrez	19,747	240,030
John H. Karnes	108,317	1,654,245
Dalton F. Polasek	46,463	566,785
Mike C. van den Bold	30,288	372,440
Judd A. Hansen	26,414	320,412

(1)	Based upon the closing price per share of Mariner’s common stock on the NYSE of (i) $8.50 on the March 24, 2009 vesting date, (ii) $13.43 on May 8, 2009 in respect of the May 9, 2009 (a Saturday) vesting date (the first business day before vesting is consistent with the Stock Incentive Plan’s tax withholding provisions), and (iii) $15.80 on Mr. Karnes’ October 21, 2009 accelerated vesting date.

Employment, Severance and Change-of-Control Arrangements

We have employment agreements with our executive officers. Each employment agreement automatically renews for an additional one-year term on each March 2 for Messrs. Josey, Melendrez; Polasek, van den Bold and Hansen, in each case, unless 90 days’ prior notice is given. Mr. Karnes departed Mariner in October 2009 and received severance under his employment agreement which is included in the following discussion.

The employment agreements provide for a base salary that may be adjusted annually in the sole discretion of Mariner’s Board of Directors and a discretionary annual performance bonus. Discretionary salary adjustments and bonuses are based on market survey data, corporate performance, and the executive’s performance. The agreements also provide for participation in our benefit plans and programs. Mr. Josey’s agreement additionally provides for life insurance equal to two times his base salary.

Severance Benefits

Under the employment agreements, we agree to provide the following severance benefits if we terminate the executive’s employment without cause or upon his disability, he terminates his employment for good reason, or in the case of Mr. Josey, we do not renew his agreement:

•	a lump sum severance payment equal to 2.99 (for Messrs. Josey and Karnes) or 2.5 (for Messrs. Melendrez, Polasek, van den Bold and Hansen) times the sum of his base salary plus his three-year average annual bonus;

•	health care coverage for the executive, his spouse and dependents for two years (for Messrs. Josey and Polasek) or 18 months (for Messrs. Melendrez, Karnes, van den Bold and Hansen) after termination under our group health plan on the same basis as our active executive employees (except to the extent another employer’s group health care coverage is available), provided that the executive must reimburse us for his portion of the premium on a monthly basis; and

•	50% vesting of rights under equity plans (to the extent then less than 50% vested), including our Stock Incentive Plan. Specific awards under equity plans vest in accordance with their terms. For example, see the notes to each of the “Grants of Plan-Based Awards” table and “Outstanding Equity Awards at Fiscal-Year End” table above regarding vesting terms of outstanding restricted stock and options.

To be eligible for severance under the employment agreements, the executive must agree in writing to waive and release claims against us arising before termination. He also must keep in confidence and not use our confidential information for two years after termination. If within one year after an executive’s termination our Board of Directors determines cause existed before, on or after the termination, he is ineligible for severance and must return to us any severance paid.

The employment agreements define “cause,” “good reason” and “disability” as follows:

•	We can terminate the executive’s employment for “cause” if he:

(1)	is grossly negligent in performing his duties, materially mismanages the performance of his duties, or materially fails or is unable (other than due to death or disability) to perform his duties,

(2)	commits any act of willful misconduct or material dishonesty against us or any act that results in, or could reasonably be expected to result in, material injury to our reputation, business or business relationships,

(3)	materially breaches the agreement, any fiduciary duty owed to us, or any written policies applicable to him,

(4)	is convicted of, or enters a plea bargain, a plea of nolo contendre or settlement admitting guilt for, any felony, any crime of moral turpitude, or any other crime that could reasonably be expected to have a material adverse impact on us or our reputation, or

(5)	materially violates any federal law regulating securities (without having relied on the advice of our legal counsel to perform certain required acts) or is subject to any final order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud.

•	The executive can terminate his employment for “good reason” if, without his consent:

(1)	we materially breach the agreement,

(2)	we require him to relocate outside of the Houston metropolitan area,

(3)	our successor fails to assume the agreement by the time it acquires substantially all of our equity, assets or businesses,

(4)	we materially reduce the executive’s title, responsibilities, or duties, or in the case of Mr. Polasek, the board directs him to cease reporting to our President or Chief Executive Officer, or

(5)	we assign to the executive any duties materially inconsistent with his office.

•	We can terminate the executive’s employment due to a “disability” if he has sustained sickness or injury that renders him incapable, with reasonable accommodation, of performing the duties and services required of him for 90 (60 in Mr. Josey’s case) consecutive calendar days or a total of 120 calendar days during any 12-month period.

Change of Control Benefits

The employment agreements provide for the following change-of-control benefits:

•	Upon a change of control that occurs while the executive is employed, or within nine months after he terminates his employment for good reason or we terminate his employment without cause, he becomes 100% vested in unvested rights under equity plans.

•	The employment agreements with Messrs. Josey, Melendrez, Polasek, van den Bold and Hansen provide that if:

(1)	he terminates his employment with or without good reason within nine months after a change of control occurs while he is employed,

(2)	we terminate his employment without cause within nine months after a change of control occurs while he is employed, or

(3)	a change of control occurs within nine months after we terminate his employment without cause or he terminates his employment for good reason,

then he becomes entitled to a lump sum payment equal to 2.99 (for Mr. Josey) or 2.5 (for Messrs. Melendrez, Polasek, van den Bold and Hansen) times the sum of his base salary plus his three-year average annual bonus, less any severance previously paid in respect of our termination without cause or his termination for good reason.

If within one year after an executive’s termination our Board of Directors determines cause existed before, on or after the termination, he is ineligible for these change-of-control benefits and must return to us any benefits paid.

Under the employment agreements, a “change of control” means:

•	the acquisition by any person or group of affiliated or associated persons of more than 35% of the voting power of our stock,

•	the consummation of a sale of all or substantially all of our assets,

•	our dissolution, or

•	the consummation of any merger, consolidation, or reorganization involving us in which, immediately after giving effect to the transaction, less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by our stockholders immediately before the transaction.

The employment agreements with Messrs. Karnes and Hansen prohibit the executive from soliciting our employees for employment during the year following his termination, except that these non-solicitation provisions cease to apply after a change of control, a termination by us without cause or a termination by the executive for good reason. As a result of a change of control upon a March 2006 merger in which we participated, the non-solicitation provisions of employment agreements with the other named executive officers ceased to apply on March 2, 2006. The non-solicitation provisions of Mr. Karnes’ employment agreement ceased to apply upon his October 21, 2009 departure from Mariner.

Potential Payments Upon Termination or Change of Control

The following table estimates the value of the termination payments and benefits that each of our named executive officers other than Mr. Karnes would receive if his employment terminated or a change of control occurred on December 31, 2009 under the circumstances shown and making the indicated assumptions. The table excludes (i) amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2009, and (ii) benefits generally available to all of our regular full-time employees. Actual payments and estimated benefits are shown for Mr. Karnes in connection with his October 21, 2009 departure from Mariner.

				Upon or within
		Before or After		9 Months After
		Change of Control		Change of Control
		Termination	Change of	Termination
		Without Cause or	Control	by Executive
		by Executive for	Without	Without	Termination for
		Good Reason	Termination	Good Reason	Disability	Death
Name	Benefit	($)	($)	($)	($)	($)

Scott D. Josey	Severance Pay	4,779,017	0	4,779,017	4,779,017	0
	Accelerated Stock Vesting(1)	4,795,476	4,795,476	4,795,476	4,795,476	4,795,476
	Health Benefits Continuation(2)	40,614	0	0	0	0
	Disability Insurance(3)	0	0	0	4,200,000	0
	Life Insurance(4)	0	0	0	0	1,080,000
	Tax Gross Up(5)	0	0	0	N/A	N/A

	Total	9,615,107	4,795,476	9,574,493	13,774,493	5,875,476

Jesus G. Melendrez	Severance Pay	1,463,333	0	1,463,333	1,463,333	0
	Accelerated Stock Vesting(1)	1,065,287	1,065,287	1,065,287	1,065,287	1,065,287
	Health Benefits Continuation(2)	30,461	0	0	0	0
	Disability Insurance(3)	0	0	0	3,270,361	0
	Tax Gross Up(5)	0	0	0	N/A	N/A

	Total	2,559,081	1,065,287	2,528,620	5,798,981	1,065,287

Dalton F. Polasek	Severance Pay	2,167,500	0	2,167,500	2,167,500	0
	Accelerated Stock Vesting(1)	2,361,706	2,361,706	2,361,706	2,361,706	2,361,706
	Health Benefits Continuation(2)	40,614	0	0	0	0
	Disability Insurance(3)	0	0	0	1,870,000	0
	Tax Gross Up(5)	0	0	0	N/A	N/A

	Total	4,569,820	2,361,706	4,529,206	6,399,206	2,361,706

Mike C. van den Bold	Severance Pay	1,650,833	0	1,650,833	1,650,833	0
	Accelerated Stock Vesting(1)	1,523,325	1,523,325	1,523,325	1,523,325	1,523,325
	Health Benefits Continuation(2)	19,544	0	0	0	0
	Disability Insurance(3)	0	0	0	4,347,000	0
	Tax Gross Up(5)	0	0	0	N/A	N/A

	Total	3,193,702	1,523,325	3,174,158	7,521,158	1,523,325

Judd A. Hansen	Severance Pay	1,671,667	0	1,671,667	1,671,667	0
	Accelerated Stock Vesting(1)	1,425,395	1,425,395	1,425,395	1,425,395	1,425,395
	Health Benefits Continuation(2)	18,958	0	0	0	0
	Disability Insurance(3)	0	0	0	2,793,000	0
	Tax Gross Up(5)	0	0	0	N/A	N/A

	Total	3,116,020	1,425,395	3,097,062	5,890,062	1,425,395

John H. Karnes(6)	Severance Pay	1,614,600
	Accelerated Stock Vesting	1,553,091
	Health Benefits Continuation	30,461

	Total	3,198,152

(1)	Based upon the closing price per share of Mariner’s common stock on the NYSE on December 31, 2009 of $11.61, multiplied by the number of shares of restricted stock that would vest upon occurrence of the event indicated on December 31, 2009.

(2)	The indicated amount is the estimated aggregate monthly premiums payable by us for continued group health coverage for 24 months (Messrs. Josey and Polasek) or 18 months (Messrs. Melendrez, van den Bold and Hansen) after December 31, 2009 and excludes the monthly premium payable by executive. The amount indicated assumes continuation of the same health care coverage executive had in effect on December 31, 2009.

(3)	Assumes executive is terminated on December 31, 2009 because he has been completely and catastrophically disabled for at least 90 days and remains so for the maximum benefit period which begins upon termination and continues until executive is age 65. The amount indicated is the estimated aggregate amount of benefits executive would receive during this period under our group long term disability policy and various supplemental disability policies, assuming satisfaction of conditions for payment.

(4)	Under his employment agreement, we agree to provide Mr. Josey life insurance equal to two times his base salary.

(5)	Each executive’s employment agreement provides that he is entitled to a full tax gross-up payment if the aggregate payments and benefits to be provided constitute a “parachute payment” subject to a Federal excise tax. This tax applies to certain payments made in connection with a change of control.

(6)	The indicated accelerated stock vesting is based upon the grant date fair value, computed in accordance FASB ASC Topic 718, of the 96,751 shares subject to restricted stock awards that vested pursuant to their existing terms upon Mr. Karnes’ departure. The indicated health benefits continuation is the estimated aggregate monthly premiums payable by us and excludes the monthly premium payable by Mr. Karnes. He can elect continued group health coverage for 18 months beginning November 1, 2009. Our monthly premium for such coverage was approximately $1,692 in November and December 2009 and is subject to change from time to time.

COMPENSATION COMMITTEE REPORT

The compensation committee of Mariner’s board of directors has reviewed and discussed with Mariner’s management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

John F. Greene (Chairman)
Alan R. Crain, Jr.
Jonathan Ginns
Laura A. Sugg

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

The following directors served on the compensation committee of our board of directors during 2009: Alan R. Crain, Jr., Jonathan Ginns, John F. Greene and Laura A. Sugg. None of such persons was an officer or employee of Mariner during 2009 or at any time in the past, or had any relationship requiring disclosure under “Transactions with Related Persons” in this proxy statement except open-market purchases of 8% Notes by Mr. Ginns discussed below under “Transactions with Related Persons — 8% Senior Notes due May 15, 2017.”

TRANSACTIONS WITH RELATED PERSONS

Overriding Royalty Interests

We have obligations concerning overriding royalty interest (ORRI) arrangements with four of our officers that are summarized below. The nominating and corporate governance committee of our board of directors has approved and ratified these ORRI arrangements pursuant to the Related Party Transaction Approval Policy described below under “— Policies.” The committee considered that our ongoing obligations and the officers’ ongoing rights under these arrangements were established in 2002, that these rights and obligations continue to exist regardless of the relationship of the parties to one another, that these rights and obligations have not had in the last three years and do not have any relationship to the performance of these officers in their capacity as officers or employees of Mariner, and that there were valid business reasons for us to enter into the original arrangements.

In 2002, two of our current executive officers, Dalton F. Polasek, Chief Operating Officer, and Judd A. Hansen, Senior Vice President — Shelf and Onshore, received assignments of ORRIs in certain leases acquired by us. A consulting company owned in part by Mr. Polasek was assigned a 2% ORRI from us in four federal offshore leases as partial consideration for having brought the related prospect to us. With our knowledge and consent, the consulting company subsequently assigned portions of the ORRIs to Mr. Hansen and a company owned by Mr. Polasek. At the time of the assignments, Messrs. Polasek and Hansen served Mariner as officers and consultants but were not employed by Mariner. No payments were made in respect of these ORRIs until 2004. In 2009, 2008 and 2007, Mariner paid $2,357, $41,115 and $77,480, respectively, to each of Messrs. Polasek (through an entity owned by him) and Hansen in respect of these ORRIs.

We may have obligations under previously terminated employment and consulting agreements to assign additional ORRIs in some of our oil and natural gas prospects to current and former employees and consultants. Cory L. Loegering, Senior Vice President — Deepwater, and Richard A. Molohon, Vice President — Reservoir Engineering, are the only current executive officers who may be entitled to receive ORRIs from time to time under any of these agreements. Mariner made net cash payments to each of Mr. Loegering of $413,502, $754,037 and $638,055 in 2009, 2008 and 2007, respectively, and Mr. Molohon of $307,604, $568,510 and $480,260 in 2009, 2008 and 2007, respectively, in respect of ORRIs assigned from time to time pursuant to an ongoing right to receive such ORRIs that was established in 2002 when these officers ceased participating in our ORRI Incentive Compensation Program.

All ORRIs assigned to these parties are excluded from Mariner’s interests evaluated in our reserve report.

8% Senior Notes due May 15, 2017

In 2007, we sold and issued $300 million aggregate principal amount of our 8% Senior Notes due May 15, 2017, all of which remain outstanding as of March 15, 2010 and may trade in the open market. The 8% Notes mature on May 15, 2017 unless we earlier redeem or purchase them. Interest on the 8% Notes is payable by us on May 15 and November 15 of each year. Additional information regarding the 8% Notes is included in note 3 (Long-Term Debt) to Mariner’s consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

During 2008, directors Bernard Aronson and Jonathan Ginns reported to us purchases of 8% Notes in the open market amounting to substantially less than one percent of the aggregate principal amount of 8% Notes outstanding. Mr. Aronson purchased $335,000 and an entity controlled by Mr. Ginns purchased $365,000 in aggregate principal amount of the 8% Notes. Mr. Aronson and the entity controlled by Mr. Ginns purchased the 8% Notes after November 15, 2008 and no interest was payable or paid to them in 2008 in respect of their 8% Notes. During the year ended December 31, 2009, we made aggregate interest payments on the 8% Notes to Mr. Aronson of $26,800 and to the entity controlled by Mr. Ginns of $29,200. As of March 15, 2010, no interest had been paid for 2010 and no principal was payable or paid on the 8% Notes.

Our Related Party Transaction Approval Policy described below under “— Policies” preapproves transactions available to our employees generally. The open market purchase of 8% Notes is available to our employees generally, subject, in the case of directors and employees, to compliance with our Insider Trading Policy. Accordingly, open market purchases of 8% Notes by Messrs. Aronson and Ginns are preapproved under the Related Party Transaction Approval Policy. In addition, as discussed above under “Corporate Governance — Independent Directors,” our board of directors has determined that the purchases and resulting Note ownership do not involve material relationships, and that Messrs. Aronson and Ginns remain independent.

11 3/4% Senior Notes due June 30, 2016

In 2009, we sold and issued $300 million aggregate principal amount of our 11 3/4% Senior Notes due June 30, 2016 (the “11 3/4% Notes”), all of which remain outstanding as of March 15, 2010 and may trade in the open market. The 11 3/4% Notes mature on June 30, 2016 unless we earlier redeem or purchase them. Interest on the 11 3/4% Notes is payable by us on June 30 and December 30 of each year beginning December 30, 2009. Additional information regarding the 11 3/4% Notes is included in note 3 (Long-Term Debt) to Mariner’s consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

Each of the following executive officers reported to us the indicated principal amount of 11 3/4% Notes they purchased in the open market and interest paid by us on their 11 3/4% Notes in 2009:

	Principal Amount
	of 11 3/4% Notes	Interest
	Purchased	Paid
Name and Title of Executive Officer	($)	($)

Scott D. Josey	750,000	48,959
Chairman, Chief Executive Officer and President
Dalton F. Polasek	600,000	39,167
Chief Operating Officer
Mike C. van den Bold	100,000	6,528
Senior Vice President and Chief Exploration Officer
Judd A. Hansen	400,000	26,111
Senior Vice President — Shelf and Onshore
Teresa G. Bushman	150,000	9,792
Senior Vice President, General Counsel and Secretary
Cory L. Loegering	300,000	19,583
Senior Vice President — Deepwater
Michael C. McCullough	20,000	1,306
Vice President — Acquisitions and Divestitures
Richard A. Molohon	50,000	3,273
Vice President — Reservoir Engineering
Total	2,370,000	154,719

Mr. Josey reported that in March 2010, he sold in the open market $100,000 in aggregate principal amount of his 11 3/4% Notes. As of March 15, 2010, no interest had been paid for 2010 and no principal was payable or paid on the 11 3/4% Notes.

Our obligations in respect of the 11 3/4% Notes are governed by an indenture administered for the noteholders by a third-party trustee. Since the amount of 11 3/4% Notes owned individually and in the aggregate by our executive officers is less than one percent of the aggregate principal amount of 11 3/4% Notes outstanding, they have immaterial and non-controlling voting power under the indenture.

Our Related Party Transaction Approval Policy described below under “— Policies” preapproves transactions available to our employees generally. The open market purchase of 11 3/4% Notes is available to our employees generally, subject, in the case of directors and employees, to compliance with our Insider Trading Policy. Accordingly, open market purchases of 11 3/4% Notes by our executive officers are preapproved under the Related Party Transaction Approval Policy.

Policies

We recognize that transactions between Mariner and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of Mariner and its stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, which applies to our directors, officers and employees, it is Mariner’s preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, Mariner’s best interests. Therefore, the audit committee has adopted a formal policy which requires the nominating and corporate governance committee to review and, if appropriate, to approve or ratify related party transactions.

Pursuant to our Related Party Transaction Approval Policy, the nominating and corporate governance committee will review transactions in which Mariner participates, the amount involved is expected to exceed $120,000, and any of our directors or executives, or any holder of more than five percent of our common stock, has a direct or indirect interest. In determining whether to approve a related party transaction, the nominating and corporate governance committee will consider relevant factors, such as:

•	whether the terms are fair to us and no less favorable than those obtainable under similar circumstances if a related person is not involved;

•	whether there are business reasons for us to enter into the transaction;

•	whether the transaction is material, considering the (i) interest of each related person in the transaction, (ii) relationship of each such related person to the transaction and each other, (iii) dollar amount involved, and (iv) significance of the transaction to our investors in light of all the circumstances;

•	whether the transaction would impair the independence of an outside director of Mariner; and

•	whether the transaction would present an improper conflict of interest for a director or executive officer of Mariner, considering the (i) size of the transaction, (ii) overall financial position of the director or executive officer, (iii) direct or indirect nature of the director’s or executive officer’s interest in the transaction, and (iv) ongoing nature of any proposed relationship.

Certain transactions have been pre-approved or ratified under the policy, including:

•	executive compensation arrangements approved, or recommended to our board of directors for approval, by the compensation committee,

•	director compensation arrangements approved by our board of directors,

•	a transaction between us and another entity in which a related person has a relationship solely as a director, a less than five percent equity holder, or an employee (other than an executive officer),

•	a transaction between us and another entity in which a related person has a relationship if the aggregate amount involved does not, in any single fiscal year, exceed the greater of $1 million or two percent of that entity’s consolidated annual revenues,

•	a transaction in which a related person has an interest solely as a holder of our equity securities and all holders receive the same benefit on a pro rata basis, and

•	transactions available to our employees generally.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Under the Audit Committee Charter, the audit committee of our board of directors has sole authority to retain, compensate, evaluate and terminate Mariner’s independent auditors. Our independent auditors report directly to the audit committee. The audit committee has selected Deloitte & Touche LLP as Mariner’s independent auditors for the current fiscal year ending December 31, 2010. Although ratification by the stockholders of this selection is not required by law or Mariner’s bylaws, the audit committee believes it is appropriate to seek stockholder ratification of the selection in light of the critical role played by the independent auditors in auditing Mariner’s financial statements and the effectiveness of its internal control over financial reporting. If this selection is not ratified at the annual meeting, the audit committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2010.

Our board of directors recommends a vote FOR the ratification of the selection of Deloitte & Touche LLP as Mariner’s independent auditors for the fiscal year ending December 31, 2010.

Deloitte & Touche LLP served as Mariner’s independent auditors for the fiscal year ended December 31, 2009. Representatives of Deloitte & Touche are expected to be present at this annual meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.  The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of Mariner’s financial statements for 2009 and 2008, and the reviews of Mariner’s financial statements included in its quarterly reports on Form 10-Q filed with the SEC during 2009 and 2008 or services that Deloitte & Touche LLP normally provides in connection with statutory and regulatory filings or engagements for those years were approximately $1,905,528 for 2009 and $1,698,500 for 2008.

Audit-Related Fees.  The aggregate fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of Mariner’s financial statements and are not reported above under the caption “Audit Fees” were approximately $216,800 in 2009 and $135,580 in 2008. These services primarily related to the audit of our 401(k) plan, certifications required by our senior secured credit facility and our membership in OIL Insurance Limited in both years, and registered offerings in 2009.

Tax Fees.  Deloitte & Touche LLP billed no fees in 2009 or 2008 for professional services to Mariner for tax compliance, tax advice or tax planning.

All Other Fees.  The aggregate fees billed by Deloitte & Touche LLP for professional services provided to Mariner that are not reported above under the captions “Audit Fees” and “Audit-Related Fees” were approximately $85,526 in 2009 and $166,500 in 2008 related to potential acquisition due diligence work. Deloitte & Touche LLP billed no other fees in 2009 or 2008 for products and services it provided to Mariner that are not reported above under the captions “Audit Fees” and “Audit-Related Fees.”

Audit Committee Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee Charter, the audit committee of our board of directors must approve in advance (1) the retention of independent auditors for the performance of all audit and lawfully permitted non-audit services, and (2) the fees to be paid for such services. The audit committee must pre-approve any audit services and any permissible non-audit services to be provided by our independent auditors on our behalf that do not fall within any exception to the pre-approval requirements established by the SEC. The Audit Committee Charter specifies certain non-audit services that under the Sarbanes-Oxley Act of 2002 cannot be performed by our independent auditors.

AUDIT COMMITTEE REPORT

The audit committee oversees Mariner’s financial reporting process on behalf of the board of directors. Management is responsible for Mariner’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditor is responsible for expressing an opinion on the fairness of the presentation of Mariner’s audited financial statements in conformity with accounting principles generally accepted in the United States. The independent auditor also is responsible for expressing an opinion on the effectiveness of Mariner’s internal control over financial reporting. The audit committee meets with the independent auditor, with and without management present, to discuss the results of the independent auditor’s examinations, its evaluation of Mariner’s internal control over financial reporting and the overall quality of Mariner’s financial reporting.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management and Deloitte & Touche LLP, Mariner’s independent auditor for 2009, Mariner’s audited financial statements for the year ended December 31, 2009. The audit committee has discussed with Deloitte & Touche various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU§ 380), Communication with Audit Committees. The audit committee has received from Deloitte & Touche the written disclosures and letters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee, and has discussed with Deloitte & Touche its independence from Mariner and its management. The audit committee also has considered the compatibility of any non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements for fiscal 2009 be included in Mariner’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Members of the Audit Committee

H. Clayton Peterson (Chairman)
Bernard Aronson
Alan R. Crain, Jr.
Jonathan Ginns

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2009 and written representations that no other reports were required with respect to 2009, these persons complied with applicable Section 16(a) filing requirements, except that director Jonathan Ginns filed a Form 4 for one transaction approximately one week late; a Form 4 reporting a May 11, 2009 acquisition of 11,169 shares filed on May 19, 2009 was due May 13, 2009.

ADDITIONAL INFORMATION

Stockholder Proposals for 2010 Annual Meeting

In order for a stockholder proposal to have been properly submitted for presentation at this annual meeting, we must have received such proposal not later than December 4, 2009 (the 120th day before April 3, 2009, the anniversary date of the proxy statement for the 2009 annual meeting). We received no such notice, and therefore no stockholder proposals will be presented at this annual meeting.

Stockholder Proposals for 2011 Proxy Statement

If you wish to present a proposal for inclusion in our proxy material for consideration at our annual meeting to be held in 2011, you must submit the proposal in writing to the corporate secretary at our principal executive offices at the address on the first page of this proxy statement, and we must receive your proposal not later than November 29, 2010 (the 120th day before March 29, 2011, the anniversary date of the proxy statement for this year’s annual meeting). That proposal must comply with Section 8 of Article II of our bylaws and, if it is to be included in our proxy materials, Rule 14a-8 under the Securities Exchange Act of 1934. Please also refer to “Corporate Governance — Stockholder Proposals.”

Delivery of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers with accountholders who are Mariner stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to us at our principal executive offices at the address on the first page of this proxy statement. We will promptly deliver a separate copy to you upon request.

Annual Report

Our Annual Report to Stockholders for the fiscal year ended December 31, 2009, which includes our financial statements and accompanies this proxy statement, does not form any part of the materials for the solicitation of proxies.

You may obtain a copy of (i) our Annual Report to Stockholders and (ii) our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, in each case, including any financial statements and schedules and exhibits thereto, without charge by submitting a written request to the corporate secretary at our principal executive offices at the address on the first page of this proxy statement.

By Order of the Board of Directors
of Mariner Energy, Inc.

Teresa G. Bushman,
Senior Vice President, General Counsel
and Secretary
Houston, Texas
March 29, 2010

MARINER ENERGY, INC. VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE As a stockholder of Mariner Energy, Inc., you have the option of voting your shares electronic ally through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronic ally over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 4, 2010. Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card avail able when you call. Follow the voting instructions to vote your shares. OR Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY BY MAIL THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Please mark your votes like this The Board of Directors recommends a vote FOR the nominees listed. 1. Election of Directors 01 Alan R. Crain, Jr. (term will expire in 2013) FOR WITHHOLD 02 John F. Greene (term will expire in 2013) FOR WITHHOLD 03 Laura A. Sugg (term will expire in 2013) FOR WITHHOLD The Board of Directors recommends a vote FOR Proposal 2. 2. Auditor Ratification Proposal FOR AGAINST ABSTAIN Ratification of selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2010. For address changes and/or comments, please check this box and write them on the back where indicated. F I YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2010. NOTE: Please sign exactly as name(s) appear above. Joint owners should each sign. When signing in a representative capacity, please give full title. Your signature serves as acknowledgement of receipt of the accompanying Proxy Statement which describes the above proposals.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY — MARINER ENERGY, INC. One BriarLake Plaza, Suite 2000 2000 West Sam Houston Parkway South Houston, Texas 77042 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS This Proxy is accompanied by a Proxy Statement describing the proposals to be voted upon. The undersigned hereby appoints Scott D. Josey and Teresa G. Bushman, or either of them, with full power of substitution, to represent and to vote as designated on the reverse side, al the shares of Mariner Energy, Inc. held of record by the undersigned on March 15, 2010 at the annual meeting of stockholders to be held on May 5, 2010 or at any adjournment thereof, with al the powers the undersigned would have if personally present, as set forth on the reverse side. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THE REVERSE SIDE. The proxies are authorized to vote in their discretion upon such other matters as may properly be brought before the annual meeting of stockholders or any adjournment or postponement of it. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Change of Address and/or Comments (Continued, and to be marked, signed and dated, on the reverse side)